UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.




                                   FORM U5S




                                 ANNUAL REPORT

                     For the Year Ended December 31, 2003



                             Filed pursuant to the
                 Public Utility Holding Company Act of 1935 by


                          Alliant Energy Corporation

                             4902 N. Biltmore Lane
                         Madison, Wisconsin 53718-2132

      (Name and address of each registered holding company in the system)

                                                  CONTENTS



  Item                                                                                             Page
  ----                                                                                             ----
   1.     System Companies and Investments Therein as of December 31, 2003                          3

   2.     Acquisitions or Sales of Utility Assets                                                   9

   3.     Issue, Sale, Pledge, Guarantee or Assumption of System Securities                         9

   4.     Acquisition, Redemption or Retirement of System Securities                                12

   5.     Investments in Securities of Nonsystem Companies as of December 31, 2003                  14

   6.     Officers and Directors as of December 31, 2003                                            16

          Part I.  Name, Principal Business Address and Positions Held as of December 31, 2003      16

          Part II.  Financial Connections as of December 31, 2003                                   30

          Part III.  Compensation and Other Related Information                                     30

   7.     Contributions and Public Relations                                                        31

   8.     Service, Sales and Construction Contracts                                                 32

          Part I.  Intercompany Sales and Service                                                   32

          Part II.  Contracts to Purchase Services or Goods Between any System Company              32
                          and any Affiliate

          Part III.  Employment of any Person by any System Company for the Performance             32
                           on a Continuing Basis of Management Services

   9.     Exempt Wholesale Generators and Foreign Utility Companies                                 32

  10.     Financial Statements and Exhibits                                                         38

          Consolidating Financial Statements and Notes                                              38

          Exhibits                                                                                  38

          Signature                                                                                 41


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                                                         Number of        Voting
                                                                                       Common Shares      Power/       Issuer/Owner
                                                                                          Owned by      Ownership       Book Value
                                      Name of Company                                   Direct Owner       (B)        (in thousands)
------------------------------------------------------------------------------------------------------ ------------ ----------------
Alliant Energy Corporation (Alliant Energy)

   Interstate Power and Light Company (IP&L)                                              13,370,788        100%        $1,034,847
                               Secured and Unsecured Debt                                                                  840,250
      EnviroGas LP (A)                                                                           (*)         50%               625
      IPL SPE LLC                                                                                (*)        100%                20
         Alliant Energy SPE LLC (Remainder owned by WPL SPE LLC)                                 (*)         50%                10

   Wisconsin Power and Light Company (WP&L)                                               13,236,601        100%         1,011,837
                               Secured and Unsecured Debt                                                                  454,100
      South Beloit Water, Gas & Electric Company (South Beloit)                               24,400        100%            40,150
         American Transmission Company, LLC (ATC LLC) (Also owned by WPL                         (*)          --           432,693
            Transco LLC and ATC Management Inc.)
      Wisconsin River Power Company                                                           46,800         50%            25,305
         Wisconsin Valley Improvement Company (Also owned by WP&L)                            10,631          7%             1,793
      Wisconsin Valley Improvement Company (Also owned by Wisconsin River                     18,612         12%             1,793
         Power Company)
      WPL Transco LLC                                                                            (*)        100%           123,219
         ATC LLC (Also owned by South Beloit and ATC Management Inc.)                            (*)         25%           432,693
      ATC Management Inc.                                                                      2,749         25%               148
         ATC LLC (Also owned by South Beloit and WPL Transco LLC)                                (*)          --           432,693
      WPL SPE LLC                                                                                (*)        100%                20
         Alliant Energy SPE LLC (Remainder owned by IPL SPE LLC)                                 (*)         50%                10

   Alliant Energy Corporate Services, Inc. (Corporate Services)                                  100        100%                --
                              Secured and Unsecured Debt                                                                    75,000

   Alliant Energy Nuclear, LLC                                                                   (*)        100%             3,350
      Nuclear Management Company, LLC                                                            (*)         20%            16,957

   Alliant Energy TransCo LLC                                                                    (*)        100%           (2,544)
      TRANSLink Development Company LLC                                                          (*)         16%             1,798

   Distribution Vision 2010, LLC                                                                 (*)         20%                --

   Alliant Energy Resources, Inc. (Resources)                                                    100        100%           276,645
                              Secured and Unsecured Debt                                                                 1,180,955
      AE Neenah Holdings, LLC (***)                                                              (*)        100%                --

      AEG Worldwide, Inc.                                                                        100        100%           (7,267)
         Alliant Energy Tallmadge Power Co., LLC (**)                                            (*)        100%                --
         Alliant Energy Generation, Inc. (**)                                                    100        100%                --
             AEG Operations, LLC (**)                                                            (*)        100%                --

      AER Holding Company                                                                        100        100%            36,262

      Alliant Energy Neenah, LLC (Electric Wholesale Generator (EWG)) (***)                    1,000        100%            62,626
                                                 Secured and Unsecured Debt                                                 55,139

      Alliant Energy Holdings do Brasil Ltda. (Holdings Brasil) (Also owned by            201 Quotas          --           273,521
         Alliant Energy International, Inc. (International) and Grandelight
         Holding Ltd. (Grandelight))
          Refer to International for additional investments of Holdings Brasil.

                                       3

                                                                                         Number of        Voting
                                                                                       Common Shares      Power/       Issuer/Owner
                                                                                          Owned by      Ownership       Book Value
                                      Name of Company                                   Direct Owner       (B)        (in thousands)
------------------------------------------------------------------------------------------------------ ------------ ----------------
      LNT Communications LLC  (LNT)                                                              (*)        100%               163

      Escosul Ltda. (Remainder owned by International)                                       1 Quota          --               (2)
         Alliant Holdco One S/A (Remainder owned by Holdings Brasil) (**)                          1          --                --
         Alliant Holdco Two S/A (Remainder owned by Holdings Brasil) (**)                          1          --                --
         Alliant Holdco Three S/A (Remainder owned by Holdings Brasil) (**)                        1          --                --

      Alliant Energy Integrated Services Company (ISCO)                                          100        100%            13,221
                                   Secured and Unsecured Debt                                                                   15
         Industrial Energy Applications, Inc. (IEA)                                          100,000        100%             2,921
             BFC Gas Company LLC                                                                 (*)         60%             2,993
             Energys, Inc.  (**)                                                                  10        100%                --
         RMT, Inc. (RMT)                                                                         100        100%            27,579
             RMT North Carolina, Inc.                                                          1,000        100%                66
             RMT, Inc., Michigan                                                                 100        100%                --
             RMT International, Inc.                                                           1,000        100%               333
         Heartland Energy Group, Inc. (HEG)                                                    1,000        100%             6,503
             Industrial Energy Applications Delaware, Inc. (IEA Delaware)                          1        100%             7,520
                  Bastian Bay Pipeline, LP (Bastian Bay) (Also owned by Alliant                  (*)         90%                52
                     Energy Field Services, LLC (Field Services)) (A)
                  Oak Hill Pipeline LP (A)                                                       (*)         99%            11,071
                  Alliant South Texas Pipeline, LP (South Texas) (Also owned by                  (*)         98%             8,644
                     Field Services) (A)
                  Alliant Energy Desdemona, LP (Desdemona) (Also owned by Field                  (*)         99%             3,857
                     Services) (A)
             NG Energy Trading, LLC                                                              (*)         50%               577
             Field Services                                                                      (*)        100%             (810)
                  Desdemona (Also owned by IEA Delaware) (A)                                     (*)          --             3,857
                  Bastian Bay (Also owned by IEA Delaware) (A)                                   (*)          --                52
                  South Texas (Also owned by IEA Delaware) (A)                                   (*)          --             8,644
         Alliant Energy Integrated Services-Energy Management LLC                                (*)        100%           (9,459)
         Alliant Energy Integrated Services-Energy Solutions LLC                                 (*)        100%           (2,761)
             Schedin & Associates, Inc. (**)                                                     100        100%                --
             SVBK Consulting Group, Inc. (**)                                                  8,120        100%                --
         Energy Performance Services, Inc.                                                10,000,000        100%           (1,915)
         Cogenex Corporation  (Cogenex)                                                        1,000        100%             1,552
             APS Cogenex LLC                                                                     (*)         50%             3,502
             Energy Capital and Services I, LP (A)                                               (*)        100%             4,562
             Energy Capital and Services II, LP (A)                                              (*)        100%             2,299
             Cogenex West Corporation                                                         10,000        100%             2,169
             EUA Cogenex-Canada Inc.                                                             100        100%             5,312
                  EUA Cogenex-Canada Energy Services, Inc.                                       100        100%             5,312
             Northeast Energy Management, Inc.                                                10,000        100%             3,495

      Alliant Energy Synfuel LLC                                                                 (*)        100%             5,449
         Kaufman & Broad-Nexgen LLC                                                              (*)         24%            29,721
             West Virginia Synfuels LP  (A)                                                      (*)         24%            30,591
                  Alpha Synfuel LLC                                                              (*)         24%            30,591
                      New River Synfuel LLC                                                      (*)         22%            21,025

      Alliant Energy Transportation, Inc. (Transportation)                                     1,000        100%            35,826
                                       Secured and Unsecured Debt                                                            1,072
         IEI Barge Services, Inc. (Barge)                                                        236        100%             9,751
         Transfer Services, Inc. (Transfer)                                                    1,000        100%               395
         Williams Bulk Transfer Inc. (Williams)                                                  100        100%             (994)
         Cedar Rapids and Iowa City Railway Company (CRANDIC)                                  1,000        100%            26,321
             Heartland Rail Corporation                                                        2,000         16%            20,029

                                       4

                                                                                         Number of        Voting
                                                                                       Common Shares      Power/       Issuer/Owner
                                                                                          Owned by      Ownership       Book Value
                                      Name of Company                                   Direct Owner       (B)        (in thousands)
------------------------------------------------------------------------------------------------------ ------------ ----------------

      Alliant Energy Investments, Inc. (Investments)                                           1,100        100%           297,085
         Iowa Land and Building Company (Iowa Land)                                            2,000        100%             8,801
             Prairie Ridge Business Park, L.C.                                                   (*)         70%             1,140
         Blairs Ferry LP (A)                                                                     (*)         82%               408
         2001 Development Corporation                                                        425,000         52%            10,384
             3001 LLC                                                                            (*)         26%             2,855
         OSADA I LP (A)                                                                          (*)         34%             3,577
         Village Lakeshares, LP (A)                                                              (*)        100%               192
         Heartland Energy Services, Inc.                                                         700        100%                11
             ReGENco LLC                                                                         (*)         30%             3,812
         Indiana Housing Equity Fund, LP (A)                                                     (*)         20%               294

      International                                                                            1,000        100%          (80,195)
                                       Secured and Unsecured Debt                                                           13,856
         Alliant Energy Finance Holdings Pty. Ltd. (Finance Holdings)                          1,020        100%                40
             Alliant Energy Finance (No. 1) Pty. Ltd. (Finance No. 1) (**)                        10        100%                --
                 Alliant Energy Finance Holdings Partnership (Remainder owned                    (*)          1%                --
                     by Finance Holdings) (**)
             Alliant Energy Finance (No. 2) Pty. Ltd. (Finance No. 2) (**)                        10        100%                --
                 Alliant Energy Finance Partnership (Remainder owned by Alliant                  (*)          1%                --
                    Energy Finance Holdings Partnership) (**)
             Alliant Energy Finance Holdings Partnership (Remainder owned by                     (*)         99%                --
                Finance No. 1) (**)
                 Alliant Energy Finance Partnership (Remainder owned by Finance                  (*)         99%                --
                    No. 2) (**)
         Escosul Ltda. (Remainder owned by Resources)                                     999 Quotas        100%               (2)
             Alliant Holdco One S/A (Remainder owned by Holdings Brasil) (**)                      1          --                --
             Alliant Holdco Two S/A (Remainder owned by Holdings Brasil) (**)                      1          --                --
             Alliant Holdco Three S/A (Remainder owned by Holdings Brasil) (**)                    1          --                --
         Interstate Energy Corporation PTE Ltd. (IEC PTE)                                     25,000        100%            46,287
             Jiaxing JIES Heat & Power Co. Ltd. (Foreign Utility Company          Registered Capital         50%            23,544
                (FUCO))
             Tongxiang TIES Heat & Power Co. Ltd. (FUCO)                          Registered Capital         30%            23,624
             Anhui New Energy Heat & Power Co. Ltd. (Bengbu) (FUCO)               Registered Capital         64%            20,195
         Holdings Brasil (Also owned by Resources and Grandelight)                696,609,535 Quotas         80%           273,521
              Pbpart - SE 1 S.A. (Pbpart SE 1) (Also owned by Empresa                     78,556,282         50%           164,085
                Energetica de Sergipe S.A. (Energipe))
                   Pbpart - SE 2 Ltda. (Pbpart SE 2)                              265,909,258 Quotas         50%           164,085
                      Sociedade Anonima de Eletrificacao da Paraiba S.A.                 604,680,777         49%            55,967
                        (Saelpa) (FUCO)
              Usina Termeletrica de Juiz de Fora S.A. (Usina Termeletrica)                12,749,997         50%            19,512
                (Also owned by Catleo Energia S.A. (Catleo)) (FUCO)
              TermoSergipe S.A. (Also owned by Energisa S.A.)                                289,999         29%                35
              Companhia Forca e Luz Cataguazes - Leopoldina (Cataguazes)              11,043,105,348         22%           118,968
                (Also owned by Gipar S.A.) (FUCO)
                   Telecabo S.A.                                                               9,477         20%                91
                   Companhia de Eletricidade de Nova Friburgo S.A. (CENF) (FUCO)          57,509,438         15%            13,770
                   MCL Cabo S.A.                                                              14,050         20%                24
                   Energisa Telecom Ltda.                                                      9,999         22%                 3
                   Multipar S.A. Planejamento e Corretagem Seguros (Multipar SA)           3,531,448         22%                --
                        Multipar Comercio, Participacoes e Servicos Ltda.                    999,999         22%               457
                         (Multipar Com)
                             Multiagro Agropecuaria Com. e Ind. Ltda.                      1,849,856          7%               313
                              (Multiagro) (Also owned by Cataguazes)

                                       5

                                                                                         Number of        Voting
                                                                                       Common Shares      Power/       Issuer/Owner
                                                                                          Owned by      Ownership       Book Value
                                      Name of Company                                   Direct Owner       (B)        (in thousands)
------------------------------------------------------------------------------------------------------ ------------ ----------------
                   Teleserv S.A.                                                              37,977         21%             (765)
                   Multiagro (Also owned by Multipar Com)                                  3,700,085         14%               313
                   Catleo (FUCO)                                                          13,149,996         22%            37,153
                       Usina Termeletrica (Also owned by Holdings Brasil) (FUCO)          12,749,997         11%            19,512
                   Energisa S.A. (Also owned by Holdings Brasil)                          18,990,575         11%           249,817
                       Celbpar S.A.                                                               99         11%                --
                       Cenfpar S.A.                                                               99         11%                --
                       Saelpapar S.A.                                                             99         11%                --
                       TermoSergipe S.A. (Also owned by Holdings Brasil)                     509,997          6%                35
                       Energipe (FUCO)                                                        42,180         11%           234,885
                           Pbpart Ltda. (Pbpart)                                          26,799,999         11%                24
                               Companhia Energetica da Borborema S.A. (CELB)                  93,692         11%             8,694
                                  (FUCO)
                           Pbpart SE 1 (Also owned by Holdings Brasil)                    78,871,135          5%           164,085
                               Pbpart SE 2                                               265,909,258          5%           164,085
                                   Saelpa (FUCO)                                         604,680,777          5%            55,967
                       Energisapar S/A                                                           999         11%                --
              Energisa S.A. (Also owned by Cataguazes)                                    17,301,961         46%           249,817
                   Celbpar S.A.                                                                   99         46%                --
                   Cenfpar S.A.                                                                   99         46%                --
                   Saelpapar S.A.                                                                 99         46%                --
                   TermoSergipe S.A. (Also owned by Holdings Brasil)                         509,997         23%                35
                   Energipe (FUCO)                                                            42,180         45%           234,885
                       Pbpart                                                             26,799,999         45%                24
                           CELB (FUCO)                                                        93,692         45%             8,694
                       Pbpart SE 1 (Also owned by Holdings Brasil)                        78,871,135         23%           164,085
                           Pbpart SE 2                                                   265,909,258         23%           164,085
                               Saelpa (FUCO)                                             604,680,777         22%            55,967
                   Energisapar S/A                                                               999         46%                --
              Gipar S.A.                                                              13,605,055,586         50%            22,940
                   Cataguazes (Also owned by Holdings Brasil) (FUCO)                  26,411,096,972         26%           118,968
                       Telecabo S.A.                                                           9,477         24%                91
                       Multiagro (Also owned by Multipar Com)                              3,700,085         17%               313
                       CENF (FUCO)                                                        57,509,438         18%            13,770
                       MCL Cabo S.A.                                                          14,050         24%                24
                       Energisa Telecom Ltda.                                                  9,999         25%                 3
                       Multipar SA (Also owned by Multiagro)                               3,531,448         26%                --
                           Multipar Com (Also owned by Cataguazes)                           999,999         26%               457
                               Multiagro (Also owned by Cataguazes)                        1,849,856          8%               313
                       Teleserv S.A.                                                          37,977         25%             (765)
                       Catleo (FUCO)                                                      13,149,996         25%            37,153
                           Usina Termeletrica (Also owned by Holdings Brasil)             12,749,997         13%            19,512
                             (FUCO)
                       Energisa S.A. (Also owned by Holdings Brasil)                      18,990,575         13%           249,817
                           Celbpar S.A.                                                           99         13%                --
                           Cenfpar S.A.                                                           99         13%                --
                           Saelpapar S.A.                                                         99         13%                --
                           TermoSergipe S.A. (Also owned by Holdings Brasil)                 509,997          6%                35
                           Energipe  (FUCO)                                                   42,180         13%           234,885
                               Pbpart                                                     26,799,999         13%                24
                                   CELB (FUCO)                                                93,692         13%             8,694
                               Pbpart SE 1 (Also owned by Holdings Brasil)                78,871,135          6%           164,085
                                   Pbpart SE 2                                           265,909,258          6%           164,085
                                      Saelpa (FUCO)                                      604,680,777          6%            55,967
                           Energisapar S/A                                                       999         13%                --

                                       6

                                                                                         Number of        Voting
                                                                                       Common Shares      Power/       Issuer/Owner
                                                                                          Owned by      Ownership       Book Value
                                      Name of Company                                   Direct Owner       (B)        (in thousands)
------------------------------------------------------------------------------------------------------ ------------ ----------------
             Alliant Holdco One S/A (Remainder owned by Escosul Ltda.) (**)                      999        100%                --
             Alliant Holdco Two S/A (Remainder owned by Escosul Ltda.) (**)                      999        100%                --
             Alliant Holdco Three S/A (Remainder owned by Escosul Ltda.) (**)                    999        100%                --
         Grandelight Holding Ltd.                                                            100,000        100%           435,977
             LNTI Holdings, B.V. (***)                                                        20,000        100%           236,235
                 Alliant Energy New Zealand Ltd. (New Zealand) (f/k/a Alliant             24,858,503        100%            36,336
                 International New Zealand Ltd.)
                       Te Maunga Power Ltd. (Also owned by Infratil Ltd.                           1         50%                --
                        (Infratil))
                       TrustPower Ltd. (Also owned by Infratil) (FUCO)                    37,410,223         24%           335,103
                       Infratil Ltd.  (FUCO)                                              10,533,683          6%           235,548
                              TrustPower Ltd. (Also owned by New Zealand) (FUCO)          55,372,471          2%           335,103
                              Te Maunga Power Ltd. (Also owned by New Zealand)                     1          3%                --
             Peak Pacific Investment Co. Ltd. (PPIC)                                     121,689,952         90%           182,358
                  Ocean Peak Pte. Ltd. (**)                                                        2         90%               575
                  Zouping Peak Pte. Ltd.                                                           2         90%             2,958
                      Zouping Peak CHP Co. Ltd. (FUCO)                            Registered Capital         63%            18,247
                  Luannan Peak Pte. Ltd.                                                           2         90%               366
                      Pan-Western Energy Corporation LLC (Pan-Western)            Registered Capital         89%             1,921
                         Tangshan Peak Heat & Power Co., Ltd. (Tangshan) (FUCO)   Registered Capital         79%            22,491
                  Peak Xin Wen Pte. Ltd.                                          Registered Capital         90%                --
                      Tai An Xin Wen Peak Heat and Power Co., Ltd.                Registered Capital         72%            16,061
                        (Xin Wen #1) (FUCO) (***)
                      Tai An Hua Feng Peak Heat and Power Co. Ltd.                Registered Capital         72%            11,639
                        (Xin Wen #2) (FUCO)
                  WuAn Peak Pte. Ltd.                                                              2         90%             1,138
                      Hebei WuAn Peak Heat and Power Co. Ltd. (FUCO)              Registered Capital         81%             9,937
                  Peak Pacific (China) Investment Company Ltd.                                   100         90%                --
                  Shijiazhuang Chengfeng Cogeneration Co. Ltd. (FUCO)             Registered Capital         90%            13,730
                  Handian Peak Pte. Ltd.  (**) (f/k/a Jinan Peak Pte. Ltd.)                        2         90%                --
                  Gongyi Peak Pte. Ltd. (Gongyi)                                                   2         90%             4,866
                      Henan Anfeng Electric Power Co. Ltd. (FUCO)                 Registered Capital         63%            11,936
                      Henan Yongfeng Electric Power Co. Ltd. (FUCO)               Registered Capital         63%            11,936
                  Peak Pacific Investment Co. (Labuan) BHD                                         3         90%             3,048
                  T2 Education Pte. Ltd.                                          Registered Capital         90%             (102)
                  Singapore Peak Pingdingshan Pte. Ltd.                           Registered Capital         90%                --
             Holdings Brasil (Also owned by International and Resources)                 174,000,000         20%           273,521
                  Refer to International for additional investments of Holdings
                  Brasil.
         Alliant Energy de Mexico, S. de R.L. de C.V. (Also owned by Alliant                   2,999        100%                50
           Energy de Mexico LLC)                                                       Participation
                                                                                               Units
             Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.                          2,999        100%                72
               (Operaciones) (Also owned by Alliant Energy de Mexico LLC) (FUCO)       Participation
                                                                                               Units
             Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Servicios)                2,999        100%                 2
               (Also owned by Alliant Energy de Mexico LLC) (FUCO)                     Participation
                                                                                               Units
         Alliant Energy de Mexico LLC                                                            (*)        100%                --
             Alliant Energy de Mexico, S. de R.L. de C.V. (Remainder owned by        1 Participation          --                50
               International)                                                                   Unit
             Operaciones (Remainder owned by Alliant Energy de Mexico, S. de         1 Participation          --                72
               R.L. de C.V.) (FUCO)                                                             Unit
             Servicios (Remainder owned by Alliant Energy de Mexico, S. de R.L.      1 Participation          --                 2
               de C.V.) (FUCO)                                                                  Unit

* Noncorporate subsidiaries (Partnerships, joint ventures, limited partnerships (LP), limited liability companies (LLC), etc.)
**  Inactive

*** Subsidiaries added during the year ended December 31, 2003 (described below):

                                                                         Date of            Date of         Description of
      Name of Company                       Jurisdiction              Organization        Acquisition          Business
--------------------------------    -------------------------------  ----------------   ----------------  -----------------------
AE Neenah Holdings, LLC                       Wisconsin                  2/10/2003          2/10/2003      Intermediate subsidiary
Alliant Energy Neenah, LLC                     Delaware                  7/28/1998          1/31/2003      EWG
LNTI Holdings, B.V.                          Netherlands                 1/21/2003          1/21/2003      Intermediate subsidiary
Xin Wen #1                            People's Republic of China         6/23/2003          6/23/2003      FUCO


(A)  Identification of Partners for Limited Partnerships
     ---------------------------------------------------

          Company Name                      General Partner                                Limited Partner
----------------------------------  --------------------------------------  --------------------------------------------------------
EnviroGas LP                         David S. O'Neill                        IP&L
Bastian Bay                          Field Services                          IEA Delaware; OGS Pipeline, LLC
Oak Hill Pipeline LP                 Polo Energy Corporation                 IEA Delaware
South Texas                          Field Services                          IEA Delaware; OGS Pipeline, LLC
Desdemona                            Field Services                          IEA Delaware; OGS Pipeline, LLC
Energy Capital and Services I, LP    Cogenex                                 E.I. Fund One, Inc.
Energy Capital and Services II, LP   Cogenex                                 E.I. Fund One, Inc.
West Virginia Synfuels LP            Charleston Capital Corporation          Kaufman & Broad-Nexgen LLC
Blairs Ferry LP                      MidAmerica Housing Partnership          Investments
OSADA I LP                           MidAmerica Housing Partnership          Investments
Village Lakeshares, LP               Investments                             Investments
                                                                             Banc One CDC; Investments; National City Bank, CDA; NDB
                                                                             Bank; Key Community Development; Federal National
Indiana Housing Equity Fund, LP      The Indiana Equity Fund, Inc.           Mortgage Association


(B) The voting power/ownership amounts above represent Alliant Energy's direct and indirect ownership in the voting securities of each system company, however this amount may not equal the amount of voting interest in each system company that Alliant Energy controls.

(C)  Subsidiaries sold or dissolved during the year ended December 31, 2003 are

                                                                                 Date of
                               Name of Company                             Sale or Dissolution
      -----------------------------------------------------     ------------------------------------------
      SmartEnergy, Inc.                                                       December 2003
      SmartEnergy Ventures, Inc.                                              December 2003
      Atlantic-Sundance Apartments, LP                                         August 2003
      Tallmadge Generation Co., LLC                                            August 2003
      Van Allen, LP                                                             May 2003
      Apollo Tax Credit Fund XVII LP                                            June 2003
      School House Apartments - Jefferson LLC                                   June 2003
      Capital Square Financial Corporation                                      July 2003
      Heartland Properties, Inc.                                                July 2003
      Heartland Properties Equity Investment Fund IV, LLC                       July 2003
      The Heartland-NML Investment Fund, LLC                                    July 2003
      641 West Main Street LP                                                   July 2003
      Janesville Jeffris Flats Affordable Housing LP                            July 2003
      Wagon Wheel LP                                                            July 2003
      Countryside of Clinton Associates, LP                                     July 2003

                                       8

                                                                                 Date of
                               Name of Company                             Sale or Dissolution
      -----------------------------------------------------     ------------------------------------------
      Meadow Wood Associates of Carroll Phase II, LP                            July 2003
      Fort Madison IHA Senior Housing LP                                        July 2003
      Fort Madison IHA II Senior Housing LP                                     July 2003
      Maquoketa IHA Senior Housing LP                                           July 2003
      Knoxville IHA Senior Housing LP                                           July 2003
      Lincoln Ridge Limited Partnership                                         July 2003
      MDI LP #47                                                                July 2003
      Pickerel Park Associates LP                                               July 2003
      Keokuk Senior Housing LP                                                  July 2003
      Carroll IHA Senior Housing LP                                             July 2003
      Decorah Woolen Mills, LP                                                  July 2003
      VFH, LLLP                                                                 July 2003
      Scott Meadows Senior Housing LP                                           July 2003
      Alliant Energy Australia Pty. Ltd.                                       April 2003
      Alliant Energy Southern Hydro Australia Pty. Ltd.                        April 2003
      Southern Hydro Partnership                                               April 2003
      Alliant Energy Hydro Holdings Pty. Ltd.                                  April 2003
      Alliant Energy Hydro No. 2 Pty. Ltd.                                     April 2003
      Southern Hydro Operations Pty. Ltd.                                      April 2003
      Southern Hydro Maintenance Services Pty. Ltd.                            April 2003
      Alliant Energy Hydro Pty. Ltd.                                           April 2003
      Alliant Energy Renewable Resources Ltd.                                  April 2003
      AEI Holding Company                                                      March 2003


Alliant Energy Resources, Inc. previously owned 100% of the following companies:
      Whiting Petroleum Corporation
      Whiting Programs, Inc.
      Whiting - Golden Gas Production Company
      WOK Acquisition Company
Due to the Initial Public Offering of Whiting Petroleum Corporation in
November 2003, Alliant Energy's ownership percentage of these companies has dropped to 6%, therefore these companies are no longer included in Item 1.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 is as follows:

On December 30, 2003, IP&L purchased an additional 4.167% investment of non-transmission assets in Neal 4, which is part of the George Neal Generating Plant near Sioux City, IA for $4,807,967 from Northwest Iowa Power Cooperative pursuant to Rule 41.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

                                                                Principal
                                                                Amount or
                                            Name of              Stated
                                            Company               Value                           Proceeds
         Name of Issuer                     Issuing           --------------                       Before
              and                          or Selling             Issued          Date of         Issuance          Commission
         Title of Issue                    Securities            and Sold       Transaction       Expenses         Authorization
--------------------------------------- --------------------- --------------  --------------  ---------------- --------------------
Corporate Services                      Corporate Services      $75,000,000        10/15/03       $75,000,000         Rule 52
------------------                      ------------------
Senior Notes, 4.55%, due 10/15/08

Alliant Energy Neenah, LLC              Alliant Energy           60,000,000        01/31/03        60,000,000         Rule 52
--------------------------              --------------
Credit Facility Borrowings, 2.88%,      Neenah, LLC
                                        -----------
due 12/31/10
                                       9

                                                                Principal
                                                                Amount or
                                            Name of              Stated
                                            Company               Value                           Proceeds
         Name of Issuer                     Issuing           --------------                       Before
              and                          or Selling             Issued          Date of         Issuance          Commission
         Title of Issue                    Securities            and Sold       Transaction       Expenses         Authorization
--------------------------------------- --------------------- --------------  --------------  ---------------- --------------------

Zouping Peak CHP Co. Ltd.               Zouping Peak CHP Co.      1,207,729        09/18/03         1,207,729      Exempt (FUCO)
-------------------------               --------------------
Loan Payable - Agricultural Bank        Ltd.
                                        ----
of China, 6.37%, due 09/18/05

Zouping Peak CHP Co. Ltd.               Zouping Peak CHP Co.      2,415,459        12/12/03         2,415,459      Exempt (FUCO)
-------------------------               --------------------
Loan Payable - Agricultural Bank        Ltd.
                                        ----
of China, 6.37%, due 11/15/05

IP&L                                    IP&L                    100,000,000        09/17/03       100,000,000     Rule 52 and IP&L
----                                    ----
Senior Debentures, 5.875%, due                                                                                    SEC Order, HCAR
09/15/18                                                                                                            26945, 27306,
                                                                                                                        27456

IP&L                                    IP&L                    100,000,000        10/20/03       100,000,000     Rule 52 and IP&L
----                                    ----
Senior Debentures, 6.45%, due                                                                                     SEC Order, HCAR
10/15/33                                                                                                            26945, 27306,
                                                                                                                        27456

IP&L                                    IP&L                     40,000,000        09/16/03        40,000,000     Rule 52 and IP&L
----                                    ----
Series C Cumulative Preferred                                                                                     SEC Order, HCAR
Stock, 7.10%                                                                                                            27614


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued)
The following items are recurring transactions of system companies:

                                                                                                                          Effective
         Name of Issuer                  Name of Company              Total                                 Date of        Average
              and                      Issuing or Selling          Balance at              Highest          Highest       Interest
         Title of Issue                    Securities               Year End               Balance          Balance         Rate
-------------------------------   ---------------------------- --------------------  ------------------   ------------   -----------
Alliant Energy                    Alliant Energy                       $--                $215,000,000     05/09/03        1.895%
Commercial Paper

IP&L                              IP&L                             107,500,000             190,000,000     12/24/03        1.313%
Commercial Paper

WP&L                              WP&L                                 --                   84,500,000     06/25/03        1.368%
Commercial Paper

Alliant Energy                    Alliant Energy                       --                  266,000,000     03/17/03        4.436%
Credit Facility Borrowings

IP&L                              IP&L                                 --                   13,000,000     04/25/03        4.258%
Credit Facility Borrowings

Bengbu                            Bengbu                            1,208,000                2,053,600      3/31/03         5.58%
Credit Facility Borrowings

                                       10

                                                                                                                          Effective
         Name of Issuer                  Name of Company              Total                                 Date of        Average
              and                      Issuing or Selling          Balance at              Highest          Highest       Interest
         Title of Issue                    Securities               Year End               Balance          Balance         Rate
-------------------------------   ---------------------------- --------------------  ------------------   ------------   -----------
Shijiazhuang Chengfeng              Shijiazhuang Chengfeng              1,207,729            1,207,729       9/02/03        5.31%
Cogeneration Co. Ltd.               Cogeneration Co. Ltd.
Credit Facility Borrowings

Shijiazhuang Chengfeng              Shijiazhuang Chengfeng              1,810,386            1,810,386       9/30/03        5.31%
Cogeneration Co. Ltd.               Cogeneration Co. Ltd.
Credit Facility Borrowings

Henan Anfeng Electric Power Co.     Henan Anfeng Electric Power         1,449,275            1,449,275      10/30/03        5.31%
Ltd.                                Co. Ltd.
Credit Facility Borrowings

Henan Anfeng Electric Power Co.     Henan Anfeng Electric Power         3,170,289            3,170,289      10/31/03        5.31%
Ltd.                                Co. Ltd.
Credit Facility Borrowings

Henan Yongfeng Electric Power Co.   Henan Yongfeng Electric Power       1,449,275            1,449,275      10/31/03        5.31%
Ltd.                                Co. Ltd.
Credit Facility Borrowings

Henan Yongfeng Electric Power Co.   Henan Yongfeng Electric Power       6,763,285            6,763,285      10/30/03        5.04%
Ltd.                                Co. Ltd.
Credit Facility Borrowings

Henan Yongfeng Electric Power Co.   Henan Yongfeng Electric Power       3,170,289            3,170,289      10/30/03        5.31%
Ltd.                                Co. Ltd.
Credit Facility Borrowings

Shijiazhuang Chengfeng              Shijiazhuang Chengfeng              1,207,729            1,207,729       9/18/03        6.37%
Cogeneration Co. Ltd.               Cogeneration Co. Ltd.
Credit Facility Borrowings

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                                                                                          Extinguished
                                                                                 Principal                 (E) or Held  Commission
                                                       Name of Company            Amount                  for Further  Authorization
        Name of Issuer                                  Redeeming or            Redeemed or                Disposition     or
      and Title of Issue                              Retiring Securities         Retired    Consideration    (D)       Exemption
----------------------------------------------------- -------------------------- ----------- ------------- ------------ ------------
Alliant Energy                                         Alliant Energy             $13,000,000   $13,884,713      E        Rule 42
--------------
Sun America Senior Note, 8.59%, due 12/2004

Alliant Energy                                         Alliant Energy               7,000,000     7,476,384      E        Rule 42
--------------
First Colony Senior Note, 8.59%, due 12/2004

Alliant Energy                                         Alliant Energy               4,000,000     4,272,219      E        Rule 42
--------------
American Family Senior Note, 8.59%, due 12/2004

Alliant Energy Neenah, LLC                             Alliant Energy Neenah, LLC     670,000       670,000      E        Rule 42
--------------------------
Credit Facility Borrowings, 2.88%, due 3/2003

Alliant Energy Neenah, LLC                             Alliant Energy Neenah, LLC   1,379,000     1,379,000      E        Rule 42
--------------------------
Credit Facility Borrowings, 2.81%, due 6/2003

Alliant Energy Neenah, LLC                             Alliant Energy Neenah, LLC   1,397,000     1,397,000      E        Rule 42
--------------------------
Credit Facility Borrowings, 2.63%, due 9/2003

Alliant Energy Neenah, LLC                             Alliant Energy Neenah, LLC   1,415,000     1,415,000      E        Rule 42
--------------------------
Credit Facility Borrowings, 2.69%, due 12/2003

CRANDIC                                                CRANDIC                        108,183       108,183      E        Rule 42
-------
State of Iowa, 3.00%, due 12/2010

CRANDIC                                                CRANDIC                         31,127        31,127      E        Rule 42
-------
State of Iowa, 0.00%, due 12/2010

Resources                                              Resources                   39,045,000    45,246,724      E        Rule 42
---------
Senior Notes, 7.375%, due 11/2009

Resources                                              Resources                   17,500,000    20,174,925      E        Rule 42
---------
Senior Notes, 7%, due 12/2011

Resources                                              Resources                   15,000,000    20,062,450      E        Rule 42
---------
Senior Notes, 9.75%, due 1/2013

Bengbu                                                 Bengbu                         700,640       700,640      E        Rule 42
------
China Cinda Assets Management Co., 5.76%, due 12/2007

BFC Gas Company LLC                                    BFC Gas Company LLC              7,231         7,231      E        Rule 42
-------------------
Skidloader Loan - NHCC, 5.70%, due 11/2005

IP&L                                                   IP&L                        27,450,000    27,760,185      E        Rule 42
----
7.25% Series, due 9/2007

IP&L                                                   IP&L                        20,000,000    21,012,000      E        Rule 42
----
8.625% Series, due 9/2021

IP&L                                                   IP&L                        94,000,000    96,707,200      E        Rule 42
----
7.625% Series, due 5/2023

IP&L                                                   IP&L                         1,680,000     1,680,000      E        Rule 42
----
5.75%, due 6/2003

IP&L                                                   IP&L                         2,400,000     2,400,000      E        Rule 42
----
Variable rate (2.80%) due 11/2003

                                       12

                                                                                                          Extinguished
                                                                                 Principal                 (E) or Held  Commission
                                                       Name of Company            Amount                  for Further  Authorization
        Name of Issuer                                  Redeeming or            Redeemed or                Disposition     or
      and Title of Issue                              Retiring Securities         Retired    Consideration    (D)       Exemption
----------------------------------------------------- -------------------------- ----------- ------------- ------------ ------------

IP&L                                                   IP&L                         1,000,000     1,000,000      E        Rule 42
----
5.75%, due 6/2003

IP&L                                                   IP&L                        50,000,000    50,000,000      E        Rule 42
----
Sub. Def. Int. Debenture, 7.875%, due 12/2025

WP&L                                                   WP&L                        70,000,000    73,306,100      E        Rule 42
----
1992 Series W, 8.6%, due 3/2027

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2003

1.

                Aggregate Amount of
               Investments in Persons     Number
              (Entities) Operating in      of
   Name of     Retail Service Area of    Persons                           Description of
   Company      Owner (in thousands)   (Entities)                       Persons (Entities)
------------- ----------------------- --------------- ------------------------------------------------------------------------------
Dane County             $50                 1          Invests in and provides financial assistance to commercially reasonable
Development                                            business ventures in Dane County, and benefits the community by creating new
Company Inc.                                           jobs, providing goods or services, undertaking improvements in lower income areas and meeting any other community credit needs.

Iowa Venture              3                 1          Economic development joint venture with interests in one start-up company.
Capital Fund
Limited
Partnership

Venture                   1                 1          Partnership organized for the purpose of making capital investments in
Capital Fund                                           business enterprises.
Limited
Partnership

Sun Prairie               1                 1          Corporation formed to attract businesses to the Sun Prairie, WI area.
Industrial
Development
Corporation


2. Securities not included in Item 5, No. 1:

                                                              Number        % of                                       Owner's
  Name of             Name of             Description           of          Voting             Nature of               Book Value
  Company             Issuer              of Security         Shares        Power               Business             (in thousands)
-------------  -----------------------  -------------------  ------------  -----------  ---------------------------  --------------
Resources,     McLeodUSA Inc.             $0.01 Class A       3,283,726       1%          Telecommunications              $4,860
Investments,                               Common Stock                                   company.
LNT

AER Holding    Capstone Turbine           $0.001 Common       1,464,286       2%          Producer of microturbine         2,724
Company        Corporation                   Stock                                        systems.

Resources      American                   $0.01 Common           82,600      Less         Develops and                     1,145
               Superconductor                Stock                          than 1%       manufactures products
               Corporation                                                                using superconducting
                                                                                          materials and power
                                                                                          electronic converters
                                                                                          for electric power
                                                                                          applications.

Resources,     Distributed Energy         $0.01 Common           98,236      Less         Develops and                       281
AER Holding    Systems Corp. (f/k/a          Stock                          than 1%       manufactures proton
Company        Proton Energy                                                              exchange membrane
               Systems, Inc.)                                                             electro-chemical products.

                                       14

                                                              Number        % of                                       Owner's
  Name of             Name of             Description           of          Voting             Nature of               Book Value
  Company             Issuer              of Security         Shares        Power               Business             (in thousands)
-------------  -----------------------  -------------------  ------------  -----------  ---------------------------  --------------
Cataguazes     Cataguazes Servicos        $1.00 Common           8,160        9%          Identification of damages           76
               Aereos de Prospeccao          Stock                                        in energy transmission
               S/A                                                                        and distribution lines.

Resources      AstroPower, Inc.           $0.01 Common          20,400       Less         Develops and manufactures           12
                                             Stock                          than 1%       solar electric power
                                                                                          generation products.


Resources      CellTech Power, Inc.       $0.001 Series A      120,000        1%          Develops fuel cell                 252
                                            Convertible                                   technologies for the
                                          Preferred Stock                                 distributed generation
                                                                                          marketplace.

Resources      ADI Thermal Power          $1.00 Common          33,334        4%          Develops dual shell                 17
               Corporation                    Stock                                       Stirling engine
                                                                                          technology for
                                                                                          distributed generation.

Resources      STM Power, Inc.            $0.01 Series A       615,356        8%          Develops cogeneration               12
                                            Convertible                                   systems utilizing
                                          Preferred Stock                                 external combustion
                                                                                          (Stirling-cycle) engine
                                                                                          technology.

WP&L           Dais Analytic              $0.01 Common          20,833        1%          Develops several patented           --
               Corporation                    Stock                                       polymer materials with
                                                                                          novel applications in the
                                                                                          energy sector.

Alliant        Madison Gas and            $1.00 Common            225        Less         Utility business.                    5
Energy         Electric Company                Stock                        than 1%

Resources      Nth Power Technologies            (*)              (*)         8%          Capital fund                     3,847
               Fund II, LP                                                                specializing in emerging
                                                                                          energy-technology
                                                                                          companies.

New Zealand    Natural Gas Corporation   $0.01 Ordinary         1,028        Less         Utility business.                    1
               Holdings Ltd.                 Shares                         than 1%

New Zealand    Horizon Energy            $0.01 Ordinary         1,250        Less         Distribution of                      1
               Distribution Ltd.             Shares                         than 1%       electricity.

Resources      Whiting Petroleum         $0.001 Common         1,080,000      6%          Oil and natural gas             19,872
               Corporation                   Stock                                        acquisition and
                                                                                          exploration activities.
                                       15

                                                              Number        % of                                       Owner's
  Name of             Name of             Description           of          Voting             Nature of               Book Value
  Company             Issuer              of Security         Shares        Power               Business             (in thousands)
-------------  -----------------------  -------------------  ------------  -----------  ---------------------------  --------------
Resources      AnAerobics, Inc. (now      $0.001 Series A      2,105,263      6%          Develops environmentally         2,000
               known as Ecovation,         Convertible                                    sound anaerobic
               Inc.)                      Preferred Stock                                 wastewater treatment
                                                                                          systems.

(*) Noncorporate subsidiary (limited partnership)

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2003

Part I. Name, Principal Business Address and Positions Held as of December 31, 2003

Name (Address)*                 Position Held            Name (Address)*               Position Held
------------------------------- --------------------     ----------------------------- --------------------
Alliant Energy Corporation
--------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Enrique Bacalao (a)              Officer
William D. Harvey (a)           Officer                 Eric D. Mott (a)                 Officer
Eliot G. Protsch (b)            Officer                 Wayne H. Stoppelmoor (k)         Director
Thomas L. Aller (b)             Officer                 Alan B. Arends (j)               Director
James E. Hoffman (b)            Officer                 Michael L. Bennett (d)           Director
Barbara J. Swan (a)             Officer                 Jack B. Evans (b)                Director
Pamela J. Wegner (a)            Officer                 Katharine C. Lyall (a)           Director
Dundeana K. Doyle (a)           Officer                 Singleton B. McAllister (eee)    Director
Thomas L. Hanson (a)            Officer                 Ann K. Newhall (e)               Director
John E. Kratchmer (a)           Officer                 David A. Perdue (i)              Director
Barbara A. Siehr (a)            Officer                 Judith D. Pyle (a)               Director
F.J. Buri (a)                   Officer                 Robert W. Schlutz (o)            Director
Joan M. Thompson (b)            Officer                 Anthony R. Weiler (dd)           Director
Patricia L. Reininger (a)       Officer

Interstate Power and Light Company
----------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Daniel L. Siegfried (b)          Officer
Eliot G. Protsch (b)            Officer                 Enrique Bacalao (a)              Officer
Thomas L. Aller (b)             Officer                 Steven F. Price (a)              Officer
William D. Harvey (a)           Officer                 Wayne H. Stoppelmoor (k)         Director
Barbara J. Swan (a)             Officer                 Alan B. Arends (j)               Director
Pamela J. Wegner (a)            Officer                 Michael L. Bennett (d)           Director
Dundeana K. Doyle (a)           Officer                 Jack B. Evans (b)                Director
Vern A. Gebhart (b)             Officer                 Katharine C. Lyall (a)           Director
Thomas L. Hanson (a)            Officer                 Singleton B. McAllister (eee)    Director
John E. Kratchmer (a)           Officer                 Ann K. Newhall (e)               Director
Daniel L. Mineck  (b)           Officer                 David A. Perdue (i)              Director
Barbara A. Siehr (a)            Officer                 Judith D. Pyle (a)               Director
Kim K. Zuhlke (a)               Officer                 Robert W. Schlutz (o)            Director
F.J. Buri (a)                   Officer                 Anthony R. Weiler (dd)           Director
Patricia L. Reininger (a)       Officer

Wisconsin Power and Light Company
---------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Patricia L. Reininger (a)        Officer
William D. Harvey (a)           Officer                 Enrique Bacalao (a)              Officer
Thomas L. Aller (b)             Officer                 Steven F. Price (a)              Officer
Barbara J. Swan (a)             Officer                 Wayne H. Stoppelmoor (k)         Director

                                       16

Pamela J. Wegner (a)            Officer                 Alan B. Arends (j)               Director
Dundeana K. Doyle (a)           Officer                 Michael L. Bennett (d)           Director
Vern A. Gebhart (b)             Officer                 Jack B. Evans (b)                Director
Thomas L. Hanson (a)            Officer                 Katharine C. Lyall (a)           Director
John E. Kratchmer (a)           Officer                 Singleton B. McAllister (eee)    Director
Daniel L. Mineck  (b)           Officer                 Ann K. Newhall (e)               Director
Barbara A. Siehr (a)            Officer                 David A. Perdue (i)              Director
Kim K. Zuhlke (a)               Officer                 Judith D. Pyle (a)               Director
Eliot G. Protsch (b)            Officer                 Robert W. Schlutz (o)            Director
F. J. Buri (a)                  Officer                 Anthony R. Weiler (dd)           Director

South Beloit Water, Gas & Electric Company
------------------------------------------
William D. Harvey (a)           Officer, Director       Steven F. Price (a)              Officer
Thomas L. Hanson (a)            Officer                 John E. Kratchmer (a)            Officer
F.J. Buri (a)                   Officer                 Thomas L. Adelman (ss)           Director
Patricia L. Reninger (a)        Officer                 Kim K. Zuhlke (a)                Director

ATC LLC
-------
Jose M. Delgado (c)             Officer, Director       Harry L. Terhune (c)             Officer
Dale A. Landgren (c)            Officer                 Walter T. Woelfle (c)            Officer
Mark C. Williamson (c)          Officer                 William D. Harvey (a)            Director
Daniel A. Doyle (c)             Officer                 Agustin A. Ramirez (kkk)         Director
J. Leroy Thilly (c)             Director                Jeffrey P. West (c)              Director
Gary J. Wloter (a)              Director                Anthony S. Earl (a)              Director
Larry L. Weyers (c)             Director                William C. Verrette (lll)        Director
Stephen J. Yanisch (c)          Director

Wisconsin River Power Company
-----------------------------
Thomas P. Meinz (bb)            Officer, Director       Barth J. Wolf (bb)              Officer, Director
Dennis J. Maki (bb)             Officer, Director       William D. Harvey (a)           Director
Charles J. Ohl (a)              Officer, Director       Joseph E. Shefchek (a)          Director

Wisconsin Valley Improvement Company
------------------------------------
Robert Gall (x)                 Officer, Director       Dennis J. Maki (bb)              Director
Thomas P. Meinz (bb)            Officer, Director       Scott C. Mosher (x)              Director
Sam Morgan (x)                  Officer                 Thomas G. Scharff (cc)           Director
Donald Bradford (x)             Officer                 Kenneth Schulz (x)               Director
Robert Birkhauser (x)           Director                Dennis Urbanek Sr. (x)           Director
Neil Krebsbach (a)              Director

ATC Management Inc.
-------------------
Jose Delgado (yy)               Officer, Director       David Porter (yy)                Director
Daniel A. Doyle (yy)            Officer                 Augustin Ramirez (yy)            Director
Harry Terhune (yy)              Officer                 Patrick D. Schrickel (yy)        Director
Dale Landgren (yy)              Officer                 Roy Thilly (yy)                  Director
Walter Woelfle (yy)             Officer                 William C. Verrette (yy)         Director
William D. Harvey (a)           Director                Mark C. Williamson (yy)          Director
Anthony S. Earl (yy)            Director                Stephen J. Yanisch (yy)          Director

Alliant Energy Corporate Services, Inc.
---------------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       John E. Kratchmer (a)            Officer
William D. Harvey (a)           Officer, Director       Daniel L. Mineck  (b)            Officer
James E. Hoffman (b)            Officer, Director       Barbara A. Siehr (a)             Officer
Eliot G. Protsch (b)            Officer, Director       Kim K. Zuhlke (a)                Officer
Barbara J. Swan (a)             Officer, Director       F.J. Buri (a)                    Officer

                                       17

Pamela J. Wegner (a)            Officer, Director       Patricia L. Reininger (a)        Officer
Dundeana K. Doyle (a)           Officer                 Enrique Bacalao (a)              Officer
Vern A. Gebhart (b)             Officer                 Steven F. Price (a)              Officer
Thomas L. Hanson (a)            Officer

TRANSLink Development Company LLC
---------------------------------
Paul Pender (t)                 Officer                 Lisa Crutchfield (ff)            Director
Kent M. Ragsdale (b)            Officer                 Paul J Feldman (ee)              Director
Paul F. Barber (kk)             Director                Larry G. Garberding (aa)         Director
Andrew C. Barrett (hh)          Director                Thomas H. Johnson (p)            Director
Julian J. Brix (gg)             Director                Donald B. Stenberg (n)           Director
Jon R. Whitney (l)              Director

Distribution Vision 2010, LLC
-----------------------------
Bob Huber (c)                   Officer

Nuclear Management Company, LLC
-------------------------------
Michael Sellman (tt)            Officer, Director       Jonathan Rogoff (tt)             Officer
William Hill (tt)               Officer                 Charles Schrock (tt)             Officer
David Wilson (tt)               Officer                 Michael Wadley (tt)              Officer
John Paul Cowan (ww)            Officer                 Richard A. Abdoo (c)             Director
Dean E. Ekstrom (tt)            Officer                 David Joos (tt)                  Director
Benjamin Ewers (tt)             Officer                 Eliot G. Protsch (b)             Director
Donald Gillispie (tt)           Officer                 Larry L. Weyers (bb)             Director
Thomas Palmisano (tt)           Officer                 David Wilks (tt)                 Director

Alliant Energy Resources, Inc.
------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Daniel L. Siegfried (b)            Officer
James E. Hoffman (b)            Officer                 Enrique Bacalao (a)                Officer
William D. Harvey (a)           Officer                 Steven F. Price (a)                Officer
Eliot G. Protsch (b)            Officer                 Alan B. Arends (j)                 Director
Thomas L. Hanson (a)            Officer                 Michael L. Bennett (d)             Director
John E. Kratchmer (a)           Officer                 Jack B. Evans (b)                  Director
Barbara A. Siehr (a)            Officer                 Katharine C. Lyall (a)             Director
Thomas L. Aller (b)             Officer                 Singleton B. McAllister (eee)      Director
Charles Castine (b)             Officer                 Ann K. Newhall (e)                 Director
Dundeana K. Doyle (a)           Officer                 David A. Perdue (i)                Director
Michael P. Maley (qq)           Officer                 Judith D. Pyle (a)                 Director
John K. Peterson (b)            Officer                 Robert W. Schlutz (o)              Director
F.J.Buri (a)                    Officer                 Anthony R. Weiler (dd)             Director
Patricia Reininger (a)          Officer                 Wayne H. Stoppelmoor (k)           Director

AE Neenah Holdings, LLC
-----------------------
Michael P. Maley (qq)           Officer                 Timothy J. Eibes (b)               Officer
Mark S. Condon (qq)             Officer                 F.J. Buri (a)                      Officer

AEG Worldwide, Inc.
-------------------
Michael P. Maley (qq)           Officer                 William D. Harvey (a)              Director
Mark S. Condon (qq)             Officer                 James E. Hoffman (b)               Director
F.J. Buri (a)                   Officer

AER Holding Company
-------------------
Thomas L. Hanson (a)            Officer, Director       F.J. Buri (a)                      Officer
James E. Hoffman (b)            Officer, Director       Christopher J. Monigle (fff)       Officer

                                       18

Alliant Energy Generation, Inc.
-------------------------------
Michael P. Maley (qq)           Officer                 William D. Harvey (a)              Director
Mark S. Condon (qq)             Officer                 James E. Hoffman (b)               Director

Alliant Energy Neenah, LLC
--------------------------
Michael P. Maley (qq)           Officer                 Timothy J. Eibes (b)             Officer
Mark S. Condon (qq)             Officer                 F.J.Buri (a)                     Officer

Alliant Energy Holdings do Brasil Ltda.
---------------------------------------
Felicia Bellows (b)                Officer

Alliant Energy Integrated Services Company
------------------------------------------
Charles Castine (b)                Officer, Director      Thomas L. Hanson (a)             Officer
James E. Hoffman (b)               Officer, Director      Daniel L. Siegfried (b)          Officer
F.J. Buri (a)                      Officer                Thomas L. Aller (b)              Director

Industrial Energy Applications, Inc.
------------------------------------
James E. Hoffman (b)               Officer, Director      Daniel L. Siegfried (b)          Officer
Charles Castine (b)                Officer                Erroll B. Davis, Jr. (a)         Director
Thomas L. Hanson (a)               Officer

BFC Gas Company L.L.C.
----------------------
Charles Castine (b)                Officer

Energys, Inc.
-------------
Charles Castine (b)                Officer                Daniel L. Siegfried (b)      Officer
Jon C. Bancks (b)                  Officer                Erroll B. Davis, Jr. (a)     Director
Jeffrey D. Schmidlen (rr)          Officer                James E. Hoffman (b)         Director
Thomas L. Hanson (a)               Officer

RMT, Inc.
---------
Stephen D. Johannsen (a)         Officer                Joel E. Roberts (a)            Officer
William A. Dickrell (a)          Officer                Richard J. Sawinski (f)        Officer
Jeffrey M. Filipski (a)          Officer                Jack E. Seeds (a)              Officer
Kathryn R. Huibregtse (h)        Officer                Stephen L. Streblow (f)        Officer
Russell S. Kemp (hhh)            Officer                Robert J. Vetter (a)           Officer
Daniel E. Oman (r)               Officer                Thomas A. Allen (a)            Officer
Katharine E. Martin (a)          Officer                Thomas L. Hanson (a)           Officer
Ruth J. Muelker (g)              Officer                Erroll B. Davis, Jr. (a)       Director
James C. Myers (g)               Officer                James E. Hoffman (b)           Director
Samuel Nott (g)                  Officer

RMT North Carolina, Inc.
------------------------
William A. Dickrell (a)         Officer, Director       Ruth J. Muelker (g)            Officer
Richard J. Sawinski (f)         Officer                 Stephen D. Johannsen (a)       Director
Michael Parker (f)              Officer

RMT, Inc., Michigan
-------------------
Daniel E. Oman (r)              Officer, Director       Douglas R. Genthe (r)          Officer
Katharine E. Martin (a)         Officer, Director       Robert J. Vetter (a)           Director

RMT International, Inc.
-----------------------
Samuel Nott (g)                 Officer, Director       William A. Dickrell (a)        Officer, Director
Stephen D. Johannsen (a)        Officer, Director       Ruth J. Muelker (g)            Officer

                                       19

Heartland Energy Group, Inc.
----------------------------
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer                 Erroll B. Davis, Jr. (a)       Director
Thomas L. Hanson (a)            Officer

Industrial Energy Applications Delaware, Inc.
---------------------------------------------
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer                 Erroll B. Davis, Jr. (a)       Director
Thomas L. Hanson (a)            Officer

Schedin & Associates Inc.
-------------------------
Gregory A. Genin (a)            Officer, Director       Loretta Razny (b)              Officer, Director
Larry L. Schedin (t)            Officer, Director       Mary Fritsch (a)               Officer, Director

SVBK Consulting Group, Inc.
---------------------------
Gregory A. Genin (a)            Officer, Director       Loretta Razny (b)              Officer, Director
Sheree L. Brown (vv)            Officer, Director       Mary Fritsch (a)               Officer, Director

Energy Performance Services, Inc.
---------------------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg (xx)          Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (xx)             Officer
Thomas L. Hanson (a)            Officer, Director

Cogenex Corporation
-------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg  (xx)           Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (xx)               Officer
Thomas L. Hanson (a)            Officer, Director       Marc J. Aronson (xx)             Officer

Cogenex West Corporation
------------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg (xx)            Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (xx)               Officer
Thomas L. Hanson (a)            Officer, Director       Marc J. Aronson (xx)             Officer

EUA Cogenex-Canada Inc.
-----------------------
Michael F. Gregg (xx)           Officer                 Richard Bower (xx)               Director
Charles Castine (b)             Officer                 Kenneth W. Movat (xx)            Director
Mark S. White (xx)              Officer

EUA Cogenex-Canada Energy Services, Inc.
----------------------------------------
Michael F. Gregg (xx)           Officer                 Richard Bower (xx)               Director
Charles Castine (b)             Officer                 Kenneth W. Movat (xx)            Director
Mark S. White (xx)              Officer

Northeast Energy Management, Inc.
---------------------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg (xx)           Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (xx)              Officer
Thomas L. Hanson (a)            Officer, Director

Kaufman & Broad-Nexgen LLC
--------------------------
Jeff Mezger (nnn)               Officer                 Kimberly King (ppp)             Officer
Kelly Allred (nnn)              Officer                 Bill Hollinger (nnn)            Officer
Cory F. Cohen (nnn)             Officer                 Bart Pachino (nnn)              Officer

                                       20

Alliant Energy Transportation, Inc.
-----------------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer                 Erroll B. Davis, Jr. (a)        Director
F.J. Buri (a)                   Officer                 James E. Hoffman (b)            Director
Thomas L. Hanson (a)            Officer

IEI Barge Services, Inc.
------------------------
Thomas L. Aller (b)             Officer, Director       Thomas L. Hanson (a)            Officer
Paul H. Treangen (b)            Officer, Director       Daniel L. Siegfried (b)         Officer

Transfer Services, Inc.
-----------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)            Director
Thomas L. Hanson (a)            Officer

Williams Bulk Transfer Inc.
---------------------------
Thomas L. Aller (b)             Officer, Director       Thomas L. Hanson (a)            Officer
Paul H. Treangen (b)            Officer, Director       F.J. Buri (a)                   Officer
James E. Hoffman (b)            Officer

Cedar Rapids and Iowa City Railway Company
------------------------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)            Director
Thomas L. Hanson (a)            Officer

Heartland Rail Corporation
--------------------------
Donald C. Byers (y)             Officer, Director       Jon R. Roy (z)                  Director
T. Scott Bannister (m)          Officer                 Marc A. Sanner (z)              Director
William H. Camp (z)             Director

Alliant Energy Investments, Inc.
--------------------------------
James E. Hoffman (b)            Officer, Director       Patricia L. Reininger (a)       Officer
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
F.J. Buri (a)                   Officer                 Erroll B. Davis, Jr. (a)        Director
Thomas L. Hanson (a)            Officer

Iowa Land and Building Company
------------------------------
James E. Hoffman (b)            Officer, Director       Thomas L. Hanson (a)            Officer
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
F.J. Buri (a)                   Officer                 Erroll B. Davis, Jr. (a)        Director

2001 Development Corporation
----------------------------
Thomas M. Collins (u)           Officer, Director       Scott McIntyre, Jr. (b)         Officer, Director
Steven F. Dummermuth (iii)      Officer, Director       Clark E. McLeod (b)             Officer, Director
Joe Hladky (b)                  Officer, Director       Ted Schwartz (v)                Officer, Director
James E. Hoffman (b)            Officer, Director       Thomas L. Aller (b)             Officer

Heartland Energy Services, Inc.
-------------------------------
James E. Hoffman (b)            Officer, Director       Thomas L. Hanson (a)            Officer
Charles Castine (b)             Officer                 Daniel L. Siegfried (b)         Officer
Thomas L. Aller (b)             Officer                 Erroll B. Davis, Jr. (a)        Director

                                       21

Alliant Energy International, Inc.
----------------------------------
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)          Officer
John K. Peterson (b)            Officer                 Steven F. Price (a)              Officer
F.J. Buri (a)                   Officer                 Erroll B. Davis, Jr. (a)         Director
Thomas L. Hanson (a)            Officer

Alliant Energy Finance Holdings Pty. Ltd.
-----------------------------------------
Timothy Rourke (zz)             Officer, Director       Simon Maher (zz)                 Director

Alliant Energy Finance (No. 1) Pty. Ltd.
----------------------------------------
Timothy Rourke (zz)             Officer, Director       Simon Maher (zz)                 Director

Alliant Energy Finance (No. 2) Pty. Ltd.
----------------------------------------
Timothy Rourke (zz)             Officer, Director       Simon Maher (zz)                 Director

Interstate Energy Corporation PTE Ltd.
--------------------------------------
John K. Peterson (b)            Officer, Director       Tang Chen Lin (jj)               Officer
Joel J. Schmidt (b)             Officer                 James E. Hoffman (b)             Director
Thomas L. Hanson (a)            Officer                 Juliet Ang (jj)                  Director

Jiaxing JIES Heat & Power Co. Ltd.
----------------------------------
Ronglin Ji (ll)                 Officer, Director       John E. Clarke (b)               Director
Bao Yun Yu (ll)                 Officer                 Jingjun Huang (ll)               Director
Yaoming Xu (ll)                 Director                Joel J. Schmidt (b)              Director
John K. Peterson (b)            Director

Tongxiang TIES Power & Heat Co. Ltd.
------------------------------------
Yiqiang Du (ll)                 Officer                 Jiaquan Chen (ll)                Director
Keqiang Li (ll)                 Officer                 John E. Clarke (b)               Director
Xiao Kang Wang (ll)             Officer                 Joel J. Schmidt (b)              Director
Deliang Zhou (ll)               Director                John K. Peterson (b)             Director
Liyong Bai (ll)                 Director

Anhui New Energy Heat & Power Co. Ltd.
--------------------------------------
Qiang Wang (aaa)                Officer, Director       Feng Zhang (aaa)                 Officer
Shikang Wang (aaa)              Director                Joel J. Schmidt (b)              Director
Peicheng Cui (aaa)              Officer, Director       James N. Choate (b)              Director
Fuying Wang (aaa)               Officer                 John E. Clarke (b)               Director
Zhengquan Gu (aaa)              Officer                 Renee Y. Otto (b)                Director
Peizhoug Shen (aaa)             Officer                 John K. Peterson (b)             Director
Zhongxiu Wang (aaa)             Officer                 Lawrence W. Yu (jjj)             Director

Sociedade Anonima de Eletrificacao da Paraiba S.A.
--------------------------------------------------
Mauricio Perez Botelho (bbb)    Officer                 Ricardo Perez Botelho (bbb)      Director
Manoel Otoni Neiva (bbb)        Officer                 Getulio Lamartine de Paula       Director
                                                        Fonseca (ccc)
Felicia Leigh Bellows (bbb)     Director                Claudio Jose Dias Sales (bbb)    Director
Ivan Muller Botelho (bbb)       Director                Carlos Eduardo Trois de          Director
                                                        Miranda (bbb)

MCL Cabo S.A.
-------------
Gioreli de Souza Filho (bbb)    Officer, Director       Carlos Aurelio Martins           Director
                                                        Pimentel (bbb)

                                       22

Claudio Brandao Silvciro (bbb)  Officer                 Luiz Otavio Cardoso de Azevedo   Director
                                                        (bbb)

Energisapar S/A
---------------
Mauricio Perez Botelho (bbb)    Officer                 Manoel Otoni Neiva (bbb)         Officer

Energisa Telecom Ltda.
----------------------
Mauricio Perez Botelho (bbb)    Officer                 Jose Marcelo Goncalvos Reis      Officer
                                                        (bbb)

Multipar S.A.
-------------
Mauricio Perez Botelho (bbb)    Officer                 Manoel Otoni Neiva (bbb)         Officer
Monica Perez Botelho (bbb)      Officer

Multipar Comercio, Participacoes e Servicos Ltda.
-------------------------------------------------
Mauricio Botelho (bbb)          Officer                 Manoel Otoni Neiva (bbb)         Officer

Multiagro Agropecuaria Com. e Ind. Ltda.
----------------------------------------
Mauricio Botelho (bbb)          Officer                 Manoel Otoni Neiva (bbb)         Officer

Energisa S.A.
-------------
Manoel Otoni Neiva (bbb)        Officer                 Ricardo Perez Botelho (bbb)      Director
Mauricio Perez Botelho (bbb)    Officer                 Omar Carneiro da Cunha           Director
                                                        Sobrinho (bbb)
Jose Antonio da Silva Marques   Officer                 Felicia Leigh Bellows (bbb)      Director
(bbb)
Ivan Muller Botelho (bbb)       Director                John K. Peterson (b)             Director

Celbpar S.A.
------------
Manoel Otoni Neiva (bbb)        Officer                 Mauricio Botelho (bbb)           Officer

Cenfpar S.A.
------------
Manoel Otoni Neiva (bbb)        Officer                 Mauricio Botelho (bbb)           Officer

Saelpapar S.A.
--------------
Manoel Otoni Neiva (bbb)        Officer                 Mauricio Botelho (bbb)           Officer

Escosul Ltda.
-------------
Felicia Leigh Bellows (bbb)     Officer

Gipar S.A.
----------
Ivan Muller Botelho (bbb)       Officer                 Mauricio Perez Botelho (bbb)     Officer

Catleo
------
Manoel Otoni Neiva (bbb)        Officer                 Ricardo Perez Botelho (bbb)      Director
Jose Antonio da Silva Marques   Officer                 Felicia Leigh Bellows (bbb)      Director
(bbb)
Mauricio Perez Botelho (bbb)    Officer, Director

                                       23

CELB
----
Gabriel Alves Pereria Junior    Officer                 Danilo de Souza Dias (bbb)       Officer
(bbb)
Liuz Augusto Mendonca (bbb)     Officer                 Ricardo Perez Botelho (bbb)      Director
Mauricio Perez Botelho (bbb)    Officer, Director       Omar Carneiro da Cunha           Director
                                                        Sobrinho (bbb)
Rogerio Guimaraes Ronconi       Officer                 Felicia Leigh Bellows (bbb)      Director
(bbb)
Luiz de Moraes Guerra Filho     Officer                 John K. Peterson (b)             Director
(bbb)
Marcelo Silveira da Rocha       Director
(bbb)

Cataguazes
----------
Manoel Otoni Neiva (bbb)        Officer                 Ricardo Perez Botelho (bbb)      Director
Mauricio Perez Botelho (bbb)    Officer                 Omar Cameiro da Cunha Sobrinho   Director
                                                        (bbb)
Jose Antonio da Silva Marques   Officer                 Felicia Leigh Bellows (bbb)      Director
(bbb)
Gioreli de Sousa Filho (bbb)    Officer                 Marcillio Marques Moreira (bbb)  Director
Paulo Afonso da Silva Pegado    Officer                 Thomas Gregg Cauchois (bbb)      Director
(bbb)
Danilo de Sousa Dias (bbb)      Officer                 Carlos Eduardo Trois de          Director
                                                        Miranda (bbb)
Ivan Muller Botelho (bbb)       Director

CENF
----
Manoel Otoni Neiva (bbb)        Officer                 Gioreli de Sousa Filho (bbb)     Director
Mauricio Perez Botelho (bbb)    Officer                 Danilo de Souza Dias (bbb)       Director
Jose Antonio da Silva Marques   Director
(bbb)

Energipe
--------
Marcelo Silveira da Rocha       Officer                 Ricardo Perez Botelho (bbb)      Director
(bbb)
Eduardo Alves Mantovani (bbb)   Officer                 Marcilio Marques Moreira (bbb)   Director
Mauricio Perez Botelho (bbb)    Officer                 Omar Carneiro da Cunha           Director
                                                        Sobrinho (bbb)
Paulo Afonso da Silva Pegado    Officer                 Usiel Rios (bbb)                 Director
(bbb)
Antonio Jose Maciel de Medina   Officer                 Felicia Leigh Bellows (bbb)      Director
(bbb)
Danilo de Souza Dias (bbb)      Officer                 John K. Peterson (b)             Director
Ivan Muller Botelho (bbb)       Director

Pbpart
------
Mauricio Perez Botelho (bbb)    Officer                 Manoel Otoni Neiva (bbb)         Officer
Jose Antonio da Silva Marques   Officer
(bbb)

                                       24

Pbpart SE 1
-----------
Mauricio Perez Botelho (bbb)    Officer                 Manoel Otoni Neiva (bbb)         Officer
Jose Antonio da Silva Marques   Officer                 Ivan Muller Botelho (bbb)        Director
(bbb)
Ricardo Perez Botelho (bbb)     Director                Felicia Leigh Bellows (bbb)      Director
John K. Peterson (b)            Director

Pbpart SE 2
-----------
Mauricio Perez Botelho (bbb)    Officer                 Manoel Otoni Neiva (bbb)         Officer
Jose Antonio da Silva Marques   Officer
(bbb)

Saelpa
------
Gabriel Alves Pereira Junior    Officer                 Ivan Muller Botelho (bbb)        Director
(bbb)
Luiz Augusto Mendonca (bbb)     Officer                 Ricardo Perez Botelho (bbb)      Director
Mauricio Perez Botelho (bbb)    Officer                 Marcilio Marques Moreira (bbb)   Director
Rogerio Guimaraes Ronconi       Officer                 Omar Carneiro da Cunha           Director
(bbb)                                                   Sobrinho (bbb)
Luiz de Morase Guerra Filho     Officer                 Felicia Leigh Bellows (bbb)      Director
(bbb)
Marcos Aurelio Madureira da     Officer                 John K. Peterson (b)             Director
Silva (bbb)
Daniol de Souza Dias (bbb)      Officer                 Marcelo Silveira da Rocha (bbb)  Director

TermoSergipe S.A.
-----------------
Jose Antonio da Silva Marques   Officer                 Felicia Leigh Bellows (bbb)      Director
(bbbb)
Angelica Maria Rezende Guedes   Officer                 Mauricio Perez Botelho (bbb)     Director
(bbb)
Ricardo Perez Botelho (bbb)     Director                Rafael Comino (bbb)              Director
Marcelo Silveira da Rocha       Director
(bbb)

Telecabo S.A.
-------------
Marco Celio de Almeida (bbb)    Officer, Director       Guilherme Marconi Gil Santana    Officer
                                                        (bbb)
Luiz Otavio Cardoso de          Director                Carlos Aurelio Martins           Director
Azevedo (bbb)                                           Pimentel (bbb)

Teleserv S.A.
-------------
Luiz Augusto Mendonca (bbb)     Officer, Director       Gisele Miranda Gomes (bbb)       Officer
Luiz Otavio Cardoso de          Director                Carlos Aurelio Martins           Director
Azevedo (bbb)                                           Pimentel (bbb)

                                       25

Usina Termeletrica
------------------
Manoel Otoni Neiva (bbb)        Officer                 Carlos Eduardo Trois de          Officer, Director
                                                        Miranda (bbb)
Mauricio Perez Botelho (bbb)    Officer                 Ricardo Perez Botelho (bbb)      Director
Felicia Leigh Bellows (bbb)     Director                Jose Antonio da Silva Marques    Director
                                                        (bbb)

Alliant Holdco One S/A
----------------------
Marcelo Antonio Goncalves       Officer                 Carlos Eduardo Trois de          Officer
Souza (ddd)                                             Miranda (bbb)

Alliant Holdco Two S/A
----------------------
Marcelo Antonio Goncalves       Officer                 Carlos Eduardo Trois de          Officer
Souza (ddd)                                             Miranda (bbb)

Alliant Holdco Three S/A
------------------------
Marcelo Antonio Goncalves       Officer                 Carlos Eduardo Trois de          Officer
Souza (ddd)                                             Miranda (bbb)

Alliant Energy New Zealand Limited
----------------------------------
Simon Young (s)                 Officer                 John K. Peterson (b)             Director
James E. Hoffman (b)            Director

TrustPower Ltd.
---------------
Keith Tempest (s)               Officer                 Harold M. Titter (s)             Director
Ronald P. Carter (s)            Director                Michael J. Cooney (s)            Director
Bruce J. Harker (s)             Director                HR Lloyd Morrison (s)            Director
Simon V. Young (s)              Director

Infratil Ltd.
-------------
Kevin O' Conner (s)             Officer, Director       David A.R. Newman (s)            Director
Duncan P. Saville (s)           Director                John K. Peterson (b)             Director
Lloyd Morrise (s)               Director

Te Maunga Power
---------------
Bruce Harker (s)                Director                Simon Young (s)                  Director

Grandelight Holding Ltd.
------------------------
John K. Peterson (b)             Officer, Director      Thomas L. Hanson (a)               Officer
Joel J. Schmidt (b)              Officer                James E. Hoffman (b)               Director

LNTI Holdings, B.V.
-------------------
James E. Hoffman (b)             Officer                Intra Beheer, B.V.(ooo)            Officer

Peak Pacific Investment Co. Ltd.
--------------------------------
Robert W. Anderson, Jr. (uu)     Officer, Director      John K. Peterson (b)               Director
Michael R. Ashburn (uu)          Officer                Joel J. Schmidt (b)                Director
James E. Hoffman (b)             Director               John E. Clarke (b)                 Director
Sunny Wong (jj)                  Officer, Alt.
                                 Director

                                       26

Ocean Peak Pte. Ltd.
--------------------
Robert W. Anderson, Jr. (uu)     Director               Sunny Wong (jj)                    Officer
Carol Anne Tan Mei Ling (jj)     Director               Ong Beng Hong (jj)                 Officer

Zouping Peak Pte. Ltd.
----------------------
Sunny Wong (jj)                  Officer                Carol Anne Mei Ling Tan (jj)       Director
Robert W. Anderson, Jr. (uu)     Director               Ong Beng Hong (jj)                 Officer

Zouping Peak CHP Co. Ltd.
-------------------------
Michael R. Ashburn (uu)          Officer, Director      Jibing Han (uu)                    Director
Yuping Lu (uu)                   Officer, Director      Yong Wang (pp)                     Director
Yuzhong Zhang (uu)               Officer                Dianrong Zhao (pp)                 Director
Wen Zhang (uu)                   Officer                Changshui Zhao (pp)                Director
Geoff Dutton (uu)                Director

Luannan Peak Pte. Ltd.
----------------------
Robert W. Anderson (uu)          Director               Carol Anne Mei Ling Tan (jj)       Director
Sunny Wong (jj)                  Officer                Ong Beng Hong (jj)                 Officer

Pan-Western Energy Corporation LLC
----------------------------------
Michael R. Ashburn (uu)          Director               Roy Dean (uu)                      Director
Robert W. Anderson (uu)          Director               Yang Sheng-Li (nn)                 Director

Tangshan Peak Heat & Power Co., Ltd.
------------------------------------
Michael R. Ashburn (uu)          Director               Kequin Lu (uu)                     Director
Feng Liu (uu)                    Director               Rong Liu (uu)                      Director
Shuxing Xue (nn)                 Director

Wuan Peak Pte. Ltd.
-------------------
Sunny Wong (jj)                  Officer                Carol Anne Mei Ling Tan (jj)       Director
Robert W. Anderson, Jr. (uu)     Director               Ong Beng Hong (jj)                 Officer

Peak Pacific (China) Investment Company Ltd.
--------------------------------------------
Michael R. Ashburn (uu)          Officer, Director      Robert W. Anderson, Jr. (uu)       Director
Shaw Tien (uu)                   Officer, Director

Peak Xin Wen Pte. Ltd.
----------------------
Sunny Wong (jj)                  Officer                Robert W. Anderson, Jr. (uu)       Director
Ong Beng Hong (jj)               Officer                Carol Anne Mei Ling Tan (jj)       Director

Tai An Xin Wen Peak Heat and Power Co., Limited
-----------------------------------------------
Yuping Lu (uu)                   Officer, Director      Geoff Dutton (uu)                  Director
Michael R. Ashburn (uu)          Director               Jibing Han (uu)                    Director
Oingtian Lang (pp)               Director               Qiuli Yang (uu)                    Director
Fuhua Pan (pp)                   Director               Yuzhong Zhang (uu)                 Director
Changsheng Sun (pp)              Director

Tai An Hua Feng Peak Heat and Power Co. Ltd.
--------------------------------------------
Yuping Lu (uu)                   Officer, Director      Fuhua Pan (pp)                     Director
Michael R. Ashburn (uu)          Director               Changsheng Sun (pp)                Director

                                       27

Oingtian Lang (pp)               Director               Qiuli Yang (uu)                    Director
Geoff Dutton (uu)                Director               Yuzhong Zhang (uu)                 Director
Jibing Han (uu)                  Director

Hebei Wuan Peak Heat and Power Co. Ltd.
---------------------------------------
Kequin Lu (uu)                   Director               Lim Hui Loy (uu)                   Director
Gengkui Wang (nn)                Director               Haikui Tian (nn)                   Director
Michael R. Ashburn (uu)          Director               Feng Liu (uu)                      Director
Lin Chen (uu)                    Director               Qigui Zhou (nn)                    Director
Ping Fu (uu)                     Director

Shijiazhuang Chengfeng Cogeneration Co. Ltd.
--------------------------------------------
Rong Liu (uu)                         Officer, Director      Feng Liu (nn)                 Director
Yuchang Jia (nn)                      Officer, Director      Yuzhong Zhang (uu)            Director
Tieyan Zhang (uu)                     Officer                Kequin Lu (uu)                Director
Michael R. Ashburn (uu)               Director

Handian Peak Pte. Ltd. (f/k/a Jinan Peak Pte. Ltd.)
---------------------------------------------------
Sunny Wong (jj)                       Officer                Carol Anne Mei Ling Tan    Director
                                                             (jj)
Robert W. Anderson, Jr. (uu)          Director               Ong Beng Hong (jj)         Officer

Gongyi Peak Pte. Ltd.
---------------------
Sunny Wong (jj)                       Officer                Carol Anne Mei Ling Tan    Director
                                                             (jj)
Robert W. Anderson, Jr. (uu)          Director               Ong Beng Hong (jj)         Officer

Henan Anfeng Electric Power Co. Ltd.
------------------------------------
Guozheng Huo (mm)                     Officer, Director      Qianxian Hu (mm)           Director
Lim Hui Loy (uu)                      Officer, Director      Hui Jin (uu)               Director
Dong Ping Ma (uu)                     Director               Zhiye Liu (mm)             Director
Michael R. Ashburn (uu)               Director               Ping Fu (uu)               Director
Geoff Dutton (uu)                     Director

Henan Yongfeng Electric Power Co. Ltd.
--------------------------------------
Guozheng Huo (mm)                     Officer, Director      Qianxian Hu (mm)           Director
Lim Hui Loy (uu)                      Officer, Director      Hui Jin (uu)               Director
Dong Ping Ma (uu)                     Director               Zhiye Liu (mm)             Director
Michael R. Ashburn (uu)               Director               Ping Fu (uu)               Director
Geoff Dutton (uu)                     Director

Peak Pacific Investment Co. (Labuan) BHD
----------------------------------------
Robert W. Anderson, Jr. (uu)          Director

T2 Education Pte. Ltd.
---------------------
Sunny Wong (jj)                       Officer                Carol Anne Mei Ling Tan    Director
                                                             (jj)
Robert W. Anderson, Jr. (uu)          Director               Ong Beng Hong (jj)         Officer

Singapore Pingdingshan Peak Pte. Ltd.
-------------------------------------
Sunny Wong (jj)                       Officer                Carol Anne Mei Ling Tan    Director
                                                             (jj)
Robert W. Anderson, Jr. (uu)          Director               Ong Beng Hong (jj)         Officer

                                       28

Alliant Energy de Mexico, S. de R.L. de C.V.
--------------------------------------------
Thomas L. Aller (b)                   Officer, Director      Charles Castine (b)        Director
F.J. Buri (a)                         Officer                Thomas L. Hanson (a)       Director
Alejandro Sainz Orantes (ii)          Officer                John K. Peterson  (b)      Director
Jeffrey K. Rosencrants (b)            Officer

Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
--------------------------------------------------------
Thomas L. Aller (b)                   Officer, Director      Charles Castine (b)        Director
F.J. Buri (a)                         Officer                Thomas L. Hanson (a)       Director
Alejandro Sainz Orantes (ii)          Officer                John K. Peterson  (b)      Director
Jeffrey K. Rosencrants (b)            Officer

Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
------------------------------------------------------
Thomas L. Aller (b)                   Officer, Director      Charles Castine (b)        Director
F.J. Buri (a)                         Officer                Thomas L. Hanson (a)       Director
Alejandro Sainz Orantes (ii)          Officer                John K. Peterson  (b)      Director
Jeffrey K. Rosencrants (b)            Officer

Alliant Energy de Mexico LLC
----------------------------
John K. Peterson (b)                  Officer

ReGENco LLC
-----------
John Bobrowich (mmm)                  Officer, Director      Thomas L. Aller (b)        Director
Jim Mathes (mmm)                      Officer, Director      Daniel Mineck (b)          Director
Joseph Rauter (mmm)                   Officer                Dudley Godfrey (mmm)       Director
Richard Carlson (mmm)                 Director               Scott Tatulski (mmm)       Director


The following partnerships and LLCs do not have officers and directors:
-----------------------------------------------------------------------

EnviroGas LP                                                     Alliant Energy Integrated Services-Energy Solutions LLC
IPL SPE LLC                                                      APS Cogenex LLC
Alliant Energy SPE LLC                                           Energy Capital and Services I, LP
WPL Transco LLC                                                  Energy Capital and Services II, LP
WPL SPE LLC                                                      Alliant Energy Synfuel LLC
Alliant Energy Nuclear, LLC                                      West Virginia Synfuels LP
Alliant Energy TransCo LLC                                       Alpha Synfuel LLC
Alliant Energy Tallmadge Power Co., LLC                          New River Synfuel LLC
AEG Operations, LLC                                              Prairie Ridge Business Park, L.C.
LNT Communications LLC                                           OSADA I LP
Bastian Bay Pipeline, LP                                         Village Lakeshares, LP
Alliant Energy Field Services, LLC                               Indiana Housing Equity Fund, LP
Oak Hill Pipeline LP                                             Blairs Ferry LP
Alliant South Texas Pipeline, LP                                 3001 LLC
Alliant Energy Desdemona, LP                                     Alliant Energy Finance Holdings Partnership
NG Energy Trading, LLC                                           Alliant Energy Finance Partnership
Alliant Energy Integrated Services-Energy Management LLC


*Address Codes:
---------------                   (hh)  Arlington, VA
(a)  Madison, WI                  (ii)  Mexico City, D.F.
(b)  Cedar Rapids, IA             (jj)  Singapore
(c)  Milwaukee, WI                (kk)  Freehold, NJ
(d)  Sioux City, IA               (ll)  Zhejiang Province, PRC
(e)  Alexandria, MN               (mm)  Henan Province, PRC
(f)  Greenville, SC               (nn)  Hebei Province, PRC

(g)  Austin, TX                   (oo)  Nebei Province, PRC
(h)  Brookfield, WI               (pp)  Shandong Province, PRC
(i)  Goodlettsville, TN           (qq)  Oak Brook, IL
(j)  Albert Lea, MN               (rr)  Waupaca, WI
(k)  Silvis, IL                   (ss)  Janesville, WI
(l)  Colorado Springs, CO         (tt)  Hudson, WI
(m)  Des Moines, IA               (uu)  Beijing, China
(n)  Lincoln, NE                  (vv)  Orlando, FL
(o)  Columbus Junction, IA        (ww)  Covert, MI
(p)  Richmond, VA                 (xx)  Lowell, MA
(q)  Denver, CO                   (yy)  Waukesha, WI
(r)  Ann Arbor, MI                (zz)  Victoria, Australia
(s)  Auckland, New Zealand        (aaa) Anhui Province, PRC
(t)  Minneapolis, MN              (bbb) Cataguases, MG Brasil
(u)  Tucson, AZ                   (ccc) Paraiba, Brasil
(v)  Deerfield, IL                (ddd) Rio de Janeiro, RJ-Brasil
(w)  Dublin, OH                   (eee) Great Falls, VA
(x)  Wausau, WI                   (fff) Las Vegas, NV
(y)  Newton, IA                   (ggg) Wilmington, Delaware
(z)  Decatur, IL                  (hhh) Atlanta, GA
(aa) Grosse Pointe Farms, MI      (iii) Washington D.C.
(bb) Green Bay, WI                (jjj) Laguna Niguel, CA
(cc) Wisconsin Rapids, WI         (kkk) Wilton, CT
(dd) White Stone, VA              (lll) Iron Mountain, MI
(ee) Sandy, UT                    (mmm) West Allis, WI
(ff) Cornelius, NC                (nnn) Los Angeles, CA
(gg) Cos Cob, CT                  (ooo) Amsterdam, The Netherlands
                                  (ppp) Dallas, TX

Part II.  Financial Connections as of December 31, 2003

                                                                                     Position Held          Applicable
                                                Name and Location of                 in Financial           Exemption
  Name of Officer or Director                  Financial Institution                 Institution              Rule
------------------------------------    ----------------------------------------    ----------------     -----------------
Katharine C. Lyall                      M&I Corporation, Milwaukee, WI                Director             70 (a), (c)


Part III.  Compensation and Other Related Information

(a) Compensation of Directors and Executive Officers and (e) Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and participation in bonus and profit-sharing arrangements and other benefits, refer to the disclosures made in:

Alliant Energy's 2004 Proxy Statement, pages 13 through 26, which is incorporated herein by reference to Alliant Energy's 2004 Proxy Statement, File No. 1-9894.

WP&L's 2004 Proxy Statement, pages 8 through 16, which is incorporated herein by reference to WP&L's 2004 Proxy Statement, File No. 0-337.

(b)  Directors' and Executive Officers' Interests in Securities of System
     Companies

For information concerning directors' and executive officers' interests in securities of system companies, refer to the disclosures made in:

Alliant Energy's 2004 Proxy Statement, page 14.

WP&L's 2004 Proxy Statement, page 9.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

For information concerning directors' and executive officers' contracts and transactions with system companies, refer to the disclosures made in:

Alliant Energy's 2004 Proxy Statement, pages 13 and 21 through 22.

WP&L's 2004 Proxy Statement, pages 8 and 13.

(d)  Directors' and Executive Officers' Indebtedness to System Companies

None.

(f)  Directors' and Executive Officers' Rights to Indemnity

The state laws under which each of Alliant Energy and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Refer to the disclosures made in the:

Bylaws of Alliant Energy, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.2 to Alliant Energy's Form 10-K for the year 2000).

Bylaws of WP&L, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year 2000).

Bylaws of IP&L, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.6 to IP&L's Form 10-K for the year 2000).

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1) None - Alliant Energy has established political action committees and has incurred, in accordance with the provision of the Federal Election Campaign Act and applicable state campaign laws, certain costs for the administration of such committees.

(2)

 Name of Company                  Name of Recipient or Beneficiary              Purpose         Account Charged         Amount
------------------------------ -------------------------------------------- ----------------- --------------------- -------------
IP&L                           Priority One (Cedar Rapids Chamber of
                                  Commerce)                                       (A)          Operating Expense         $52,000
                               Greater Dubuque Development                        (A)          Operating Expense          16,000
                               Less than $10,000  - 55 beneficiaries              (A)          Operating Expense          56,935

WP&L                           Forward Wisconsin                                  (A)          Operating Expense          14,000
                               Less than $10,000  - 7 beneficiaries               (A)          Operating Expense          19,000


                                       31

 Name of Company                  Name of Recipient or Beneficiary              Purpose         Account Charged         Amount
------------------------------ -------------------------------------------- ----------------- --------------------- -------------
CRANDIC                        Priority One (Cedar Rapids Chamber of
                                  Commerce)                                       (A)         Operating Expense           12,000
                               Less than $10,000  - 1 beneficiary                 (A)         Operating Expense            1,000

(A)  Area Development

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Sales and Service

                                       Serving            Receiving                           Date of       In Effect at
          Transaction                  Company             Company            Compensation    Contract        Year End
---------------------------------  ------------------  -----------------  ----------------- -------------  ---------------
Management services                      PPIC            International          $6,273,460     1/1/00           Yes
Coal transportation                     CRANDIC              IP&L                1,739,260     4/1/01           Yes
Environmental consulting                  RMT                WP&L                2,361,315     7/7/00           Yes
Coal handling                            Barge               WP&L                  551,608    11/27/91          Yes
Integrated turbine and
generator services                    ReGENco LLC            IP&L                1,240,814    1/25/02           Yes
Environmental consulting                  RMT                IP&L                1,861,968     4/3/00           Yes
Integrated turbine and
generator services                    ReGENco LLC            WP&L                  432,733    1/25/02           Yes
Transloading                           Transfer            CRANDIC                 237,952    11/1/94           Yes
Environmental consulting                  RMT             Resources                128,844     3/7/00           Yes
Environmental consulting                  RMT                IEA                   117,124     8/1/99           Yes
Environmental consulting                  RMT               Barge                   11,735     3/7/00           Yes
Environmental consulting                  RMT           AEG Worldwide,             129,300    4/25/02           Yes
                                                             Inc.
Building lease                          CRANDIC            Transfer                  2,448    12/11/98          Yes
Storage lease, handling and           ReGENco LLC       AEG Worldwide,             721,803    1/20/03           Yes
maintenance                                                  Inc.


Part II. Contracts to Purchase Services or Goods Between any System Company and any Affiliate
None.

Part III. Employment of any Person by any System Company for the Performance on a Continuing Basis of Management Services
None.

ITEM 9.  EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

The following entities are FUCOs dissolved or sold during 2003:
  Southern Hydro Partnership
  Alliant Energy Renewable Resources, Ltd.

The following entities are active EWG's or FUCOs as of December 31, 2003:
**Alliant Energy Neenah, LLC
  Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Operaciones) Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Servicios) Anhui New Energy Heat & Power Co. Ltd. (Bengbu)
  Catleo Energia S.A. (Catleo)
  Companhia de Eletricidade de Nova Friburgo S.A. (CENF)
  Companhia Energetica da Borborema S.A. (CELB)
  Companhia Forca e Luz Cataguazes-Leopoldina S.A. (Cataguazes)
  Empresa Energetica de Sergipe S.A. (Energipe)
  Hebei Wuan Peak Heat and Power Co. Ltd. (Wuan)

  Henan Anfeng Electric Power Co. Ltd. (Anfeng)
  Henan Yongfeng Electric Power Co. Ltd. (Yongfeng)
  Infratil Ltd. (Infratil)
* Jiaxing JIES Heat & Power Co. Ltd. (JIES)
  LDM Utility Co., S.A. de C.V. (LDM)
* Shijiazhuang Chengfeng Cogeneration Co. Ltd. (Shijiazhuang) Sociedade Anonima de Eletrificacao da Paraiba S.A. (Saelpa) Tai An Hua Feng Peak Heat and Power Co. Ltd. (Xin Wen #2)
**Tai An Xin Wen Peak Heat and Power Co., Ltd. (Xin Wen #1)
  Tangshan Peak Heat & Power Co. Ltd. (Tangshan)
* Tongxiang TIES Power & Heat Co. Ltd. (TIES)
  TrustPower Ltd. (TrustPower)
  Usina Termeletrica de Juiz de Fora S.A. (Usina Termeletrica) Zouping Peak CHP Co. Ltd. (Zouping)

 *  In existence at date of merger closing
 ** Acquired in 2003

At December 31, 2003, Resources had made payments to purchase gas turbines acquired for a 300 megawatt (MW), gas-fired, generating facility in Sheboygan Falls, Wisconsin. During 2001, Alliant Energy also entered into an agreement to guarantee the debt security of an EWG (6 MW low Btu gas electric generating facility) in Cedar Rapids, Iowa. Both of these amounts have been included in the aggregate investment in EWGs and FUCOs identified in Part III.

Part I.
(a). Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

                                                                                                                      Owner(s) /
                                                                            Description of Electric Generation,       Investor(s)
                                                                               Transmission and Distribution       (Refer to Item 1
    Name of                                         Business                 Facilities and Gas Distribution      and Item 9(b) for
    Company            Location                     Address                             Facilities                   description)
    -------            --------                     -------                             ----------                   ------------
Alliant Energy        Neenah, WI           Corporation Trust Company       309 MW gas-fired electric generating        Resources
Neenah, LLC                                    1209 Orange Street                        facility.
                                              Wilmington, DE 19801

Operaciones       (Refer to Business       Carretera Entronque Cerro                       None                    Alliant Energy de
                       Address)                   Pricto, S/N                                                       Mexico LLC and
                                            Boulevard Laguna del Mar                                               Alliant Energy de
                                         83550 Puerto Penasco, Sonora,                                            Mexico, S. de R.L.
                                                     Mexico                                                             de C.V.

Servicios         (Refer to Business       Carretera Entronque Cerro                       None                    Alliant Energy de
                       Address)                   Pricto, S/N                                                       Mexico LLC and
                                            Boulevard Laguna del Mar                                               Alliant Energy de
                                         83550 Puerto Penasco, Sonora,                                            Mexico, S. de R.L.
                                                     Mexico                                                             de C.V.

Bengbu            (Refer to Business      220 Long March Road, Bengbu           80 MW coal burning electric             IEC PTE
                       Address)               Bengbu City, 233010                  generating facility.
                                                Anhui Province,
                                           People's Republic of China

                                       33

                                                                                                                      Owner(s) /
                                                                            Description of Electric Generation,       Investor(s)
                                                                               Transmission and Distribution       (Refer to Item 1
    Name of                                         Business                 Facilities and Gas Distribution      and Item 9(b) for
    Company            Location                     Address                             Facilities                   description)
    -------            --------                     -------                             ----------                   ------------
Catleo            (Refer to Business        Praca Rui Barbosa 80-22        52 MW at four generating facilities.       Cataguazes
                       Address)            andar/parte CEP 36770-901
                                             Cataguases, MG-Brasil

CENF              (Refer to Business     Ave. Presidente Vargas, 463-4     9 MW at three generating facilities;       Cataguazes
                       Address)            andar/parte CEP 20071-003         16 Km of transmission lines; and
                                           Rio de Janeiro, RJ-Brasil          1,864 Km of distribution lines.

CELB              (Refer to Business        Av. Elpidio de Almeida,        3 Km of transmission lines and 4,161         Pbpart
                       Address)            1111-Catole, CEP 58104-421            Km of distribution lines.
                                           Campina Grande, PB-Brasil

Cataguazes        (Refer to Business         Praca Rui Barbosa, 80              45 MW at eleven generating          Holdings Brasil
                       Address)                  CEP 36770-901              facilities; 946 Km of transmission      and Gipar S.A.
                                             Cataguases, MG-Brasil         lines; and 19,087 Km of distribution
                                                                                          lines.

Energipe          (Refer to Business      Rua Ministro Apolonio Sales,       953 Km of transmission lines and        Energisa S.A.
                       Address)                81, Bairro Inacio             16,060 Km of distribution lines.
                                               Barbosa 49040-230,
                                            Aracaju/Sergipe, Brasil

Wuan              (Refer to Business      No. 589, Nanhuan West Road,           24 MW coal burning electric      Wuan Peak Pte. Ltd.
                       Address)            WuAn City, Hebei Province,              generating facility.
                                           People's Republic of China

Anfeng            (Refer to Business     Industrial Demonstration Zone,         50 MW coal burning electric             Gongyi
                       Address)                   Gongyi City,                     generating facility.
                                                Henan Province,
                                           People's Republic of China

Yongfeng          (Refer to Business     Industrial Demonstration Zone,         50 MW coal burning electric             Gongyi
                       Address)                   Gongyi City,                     generating facility.
                                                Henan Province,
                                           People's Republic of China

Infratil          (Refer to Business              P.O. Box 320                             None                       New Zealand
                       Address)             Wellington, New Zealand

JIES              (Refer to Business     Yun He Qiao Tu, Wai Huan Road,      Three 12 MW coal burning electric          IEC PTE
                       Address)                  Jiaxing City,                    generating facilities.
                                               Zhejiang Province,
                                           People's Republic of China

LDM                 Puerto Penasco,     10611 North Hayden Road, #D106,                    None                     International *
                    Sonora, Mexico            Scottsdale, AZ 85260

Shijiazhuang      (Refer to Business        North Beiguan, Zhengding          Two 12 MW coal burning electric            PPIC
                       Address)            County, Shijiazhuang City,             generating facilities.
                                            Hebei Province, People's
                                               Republic of China

                                       34

                                                                                                                      Owner(s) /
                                                                            Description of Electric Generation,       Investor(s)
                                                                               Transmission and Distribution       (Refer to Item 1
    Name of                                         Business                 Facilities and Gas Distribution      and Item 9(b) for
    Company            Location                     Address                             Facilities                   description)
    -------            --------                     -------                             ----------                   ------------
Saelpa            (Refer to Business     BR 230, Km 25, Cristo Redentor     1,698 Km of transmission lines and        Pbpart SE 2
                       Address)           Joao Pessoa, Paraiba, Brasil       34,196 Km of distribution lines.
                                                 CEP 58.071.680

Tangshan          (Refer to Business          Benchengzhong Street             100 MW coal burning electric           Pan-Western
                       Address)          Luannan County, Tangshan City             generating facility.

TIES              (Refer to Business      B16-17 Tongxiang Economic &         Two 12 MW coal burning electric           IEC PTE
                       Address)           Development Zone, Tongxiang             generating facilities.
                                                     City,
                                               Zhejiang Province,
                                           People's Republic of China

TrustPower        (Refer to Business           Private Bag 12023               33 hydro-electric generating        Infratil and New
                       Address)              Tauranga, New Zealand          facilities and one wind farm with a         Zealand
                                                                            combined generating capacity of 455
                                                                                            MW.

Usina             (Refer to Business       Praca Rui Barbosa, 80-2o.          Two unit simple-cycle gas-fired         Catleo and
Termeletrica           Address)             andar/parte, Cataguases,         generating units with a combined       Holdings Brasil
                                            Minas Gerais, Brasil CEP          generating capability of 82 MW.
                                                   36770-901

XinWen #2         (Refer to Business     Huafeng Town, Ningyang County,         37 MW coal burning electric        Peak Xin Wen Pte.
                        Address)          Taian Municipality, Shandong              generating facility.                 Ltd.
                                         Province, People's Republic of
                                                     China

XinWen #1         (Refer to Business              Xintai City                   50 MW coal burning electric        Peak Xin Wen Pte.
                       Address)                Shandong Province,                   generating facility.                 Ltd.
                                           People's Republic of China

Zouping           (Refer to Business     Handian Town, Zouping County,        Two 25 MW coal burning electric      Zouping Peak Pte.
                       Address)          Binzhou Municipality, Shandong           generating facilities.                 Ltd.
                                                   Province,
                                           People's Republic of China

* At December 31, 2003, International had a loan receivable (including accrued interest income) from LDM of approximately $79 million.

 (b). State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or FUCO. Identify separately any direct or indirect guarantee of a security of the EWG or FUCO by the registered holding company. Identify any transfers of assets from any system company (other than an EWG or FUCO) to an affiliate EWG or FUCO. State the market value at the time of the transfer, the book value and the sale price of the transferred asset.

                                        Capital Invested
                        -------------------------------------------------
                                                                                 Debt, Guarantees or           Transfer of
       Name of                                              Amount           Other Financial Obligation       assets to EWG
       Company                    Security              (in thousands)             (in thousands)                or FUCO
----------------------- -----------------------------  ------------------  -------------------------------  ------------------
Alliant Energy          1,000 Common Shares                  $56,715                    None                       None
Neenah, LLC
Operaciones             3,000 Participation Units                 --                    None                       None
Servicios               3,000 Participation Units                 --                    None                       None
Bengbu                  Registered Capital                    12,800                    None                       None
Catleo                  13,149,996 Common Shares               6,773                    None                       None
CENF                    57,509,438 Common Shares               9,512                    None                       None
CELB                    93,692 Common Shares;                 46,448                    None                       None
                        18,828 Preferred Shares
Cataguazes              37,454,202,320 Common                151,425                    None                       None
                        Shares; 43,361,490,739
                        Preferred B Shares
Energipe                42,180 Common Shares; 2,388          246,882                    None                       None
                        Preferred Shares
Wuan                    Registered Capital                     7,678                    None                       None
Anfeng                  Registered Capital                     6,748                    None                       None
Yongfeng                Registered Capital                     6,748                    None                       None
Infratil                10,533,683 Ordinary Shares;            7,596                    None                       None
                        1,912,120 $1.40 Warrants
JIES                    Registered Capital                    13,119                    None                       None
LDM                     (*)                                      (*)                    None                       None
Shijiazhuang            Registered Capital                     9,201                    None                       None
Saelpa                  604,680,777 Common Shares;           181,457                    None                       None
                        996,851 Preferred Shares
Tangshan                Registered Capital                    20,969                    None                       None
TIES                    Registered Capital                     7,230                    None                       None
TrustPower              37,410,223 Ordinary Shares            69,289                    None                       None
Usina Termeletrica      12,749,997 Common Shares               8,098                    None                       None
XinWen #2               Registered Capital                     6,261                    None                       None
Xin Wen #1              Registered Capital                    11,216                    None                       None
Zouping                 Registered Capital                    11,315                    None                       None


(c). State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

           Name of                Ratio of Debt to Common
           Company                      Equity (*)            2003 Earnings/(Losses)
-------------------------------  --------------------------  --------------------------
Alliant Energy Neenah, LLC                    65%                      6,019,686
Operaciones                                    0%                         49,928
Servicios                                      0%                             --
Bengbu                                        25%                      4,145,076

                                       36

           Name of                Ratio of Debt to Common
           Company                      Equity (*)            2003 Earnings/(Losses)
-------------------------------  --------------------------  --------------------------
Catleo                                        83%                      7,085,015
CENF                                          26%                        814,933
CELB                                          83%                      1,313,039
Cataguazes                                    69%                     (8,377,327)
Energipe                                      48%                      5,947,991
Wuan                                           0%                      1,016,969
Anfeng                                         0%                      1,249,556
Yongfeng                                       0%                      1,176,456
Infratil                                      63%                     10,174,385
JIES                                          13%                      1,523,109
LDM                                        2,499%                             --
Shijiazhuang                                  26%                      1,136,378
Saelpa                                        35%                     13,783,455
Tangshan                                       0%                        549,095
TIES                                           0%                      1,968,045
TrustPower                                    88%                     35,563,364
Usina Termeletrica                           184%                      8,483,594
XinWen #2                                      0%                      2,902,984
Xin Wen #1                                     0%                      1,621,376
Zouping                                        0%                      2,022,748


*  Intercompany debt has been excluded from the calculation of this ratio.

(d). Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).
None.

Part II. Submit as Exhibit H an organizational chart showing the relationship of each EWG and FUCO to other system companies. If the company is a subsidiary of the registered holding company, submit the financial data required in Exhibit I.

With regards to Exhibit H, EWGs and FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2003.

Refer to Exhibit I for the required financial data.

Part III. State the registered holding company's aggregate investment in EWGs and FUCOs, respectively. Also state the ratio of aggregate investment to the aggregate capital investment of the registered holding company in its domestic public-utility subsidiary companies.


     Aggregate Investment in             Aggregate Capital Investment in
         EWGs and FUCOs               Domestic Public-Utility Subsidiaries
         (in thousands)                          (in thousands)                  Ratio
----------------------------------   ----------------------------------------  -----------
EWG                   $135,739
FUCO                   381,846
                      --------
      Total           $517,585                     $2,046,684                     25%


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

The following items listed below which are identified with an asterisk (*) have heretofore been filed with the Securities and Exchange Commission (SEC) and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

Consolidating Financial Statements and Notes
--------------------------------------------

Exhibits
--------

Refer to Exhibit F for a listing of the Financial Statement exhibits.

Pursuant to Exhibit A, the combined Annual Report on Form 10-K for the year ended December 31, 2003, for Alliant Energy, IP&L and WP&L is incorporated herein by reference.

The following Exhibits are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference.

Exhibit A
---------
   A.1* Annual Report of Alliant Energy on Form 10-K for the year ended December 31, 2003 (incorporated by reference to File No. 1-9894)

   A.2 Annual Report to Shareowners for Alliant Energy for the year ended December 31, 2003 (Filed under cover of Form SE)

   A.3* Annual Report of IP&L on Form 10-K for the year ended December 31, 2003 (incorporated by reference to File No. 0-4117-1)

   A.4* Annual Report of WP&L on Form 10-K for the year ended December 31, 2003 (incorporated by reference to File No. 0-337)

Exhibit B
---------
Items for Exhibit B for Alliant Energy, IP&L and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2003.

   B.1* Articles of Incorporation of Corporate Services, dated December 8, 1997 (incorporated by reference to Exhibit B.13 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.2* Articles of Amendment to Articles of Incorporation of Corporate Services, effective as of January 29, 1999 (incorporated by reference to Exhibit B.14 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.3* Bylaws of Corporate Services, effective as of January 28, 1999 (incorporated by reference to Exhibit B.15 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.4* Articles of Incorporation of Resources, effective as of January 11, 1988 (incorporated by reference to Exhibit B.16 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.5* Articles of Amendment to Articles of Incorporation of Resources, effective as of April 23, 1998 (incorporated by reference to Exhibit
          B.18 to Alliant Energy's Form U5S for the year ended December 31,
          1998)

   B.6* Articles of Amendment to Articles of Incorporation of Resources, effective as of December 9, 1998 (incorporated by reference to Exhibit B.19 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.7* Bylaws of Resources, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit B.11 to Alliant Energy's U5S for the year ended December 31, 2000)

   B.8* Articles of Merger, Merging IES Diversified Inc. with and into Resources, effective as of April 21, 1998 (incorporated by reference to Exhibit B.17 to Alliant Energy's Form U5S for the year ended December 31, 1998)

Exhibit C
---------
Items for Exhibit C for Alliant Energy, IP&L and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2003.

Exhibit D
---------
Tax Allocation Agreement (incorporated by reference to Exhibit D to Alliant Energy's Form U5S for the year ended December 31, 2002).

Exhibit E
---------
None

Exhibit F
---------
F.1 Report of Independent Public Accountants (as reported in Alliant Energy's Annual Report on Form 10-K for the year ended December 31, 2003)

The following exhibits are filed under cover of Form SE:

    F.2    Alliant Energy Consolidating Statement of Income for the year ended December 31, 2003
    F.3    Alliant Energy Consolidating Balance Sheet as of December 31, 2003
    F.4    Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.5    Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.6    Resources Consolidating Statement of Income for the year ended December 31, 2003
    F.7    Resources Consolidating Balance Sheet as of December 31, 2003
    F.8    Resources Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.9    Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.10   ISCO Consolidating Statement of Income for the year ended December 31, 2003
    F.11   ISCO Consolidating Balance Sheet as of December 31, 2003
    F.12   ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.13   ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.14   International Consolidating Statement of Income for the year ended December 31, 2003
    F.15   International Consolidating Balance Sheet as of December 31, 2003
    F.16   International Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.17   International Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.18   Investments Consolidating Statement of Income for the year ended December 31, 2003
    F.19   Investments Consolidating Balance Sheet as of December 31, 2003
    F.20   Investments Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.21   Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.22   Transportation Consolidating Statement of Income for the year ended December 31, 2003
    F.23   Transportation Consolidating Balance Sheet as of December 31, 2003
    F.24   Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.25   Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2003

Exhibit G
---------
Beginning with 2001 filings, Financial Data Schedules are no longer required due to changes to SEC rules.

Exhibit H
---------
FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2003.

Exhibit I
---------
FUCO Financial Statements (Filed under cover of Form SE)

International is organized as a holding company for international investments of Alliant Energy. The assets of International are primarily debt and equity investments in their subsidiary companies. In 2003, International had $10.8 million of operating expenses.

Documents incorporated by reference to filings made by Alliant Energy under the Securities Exchange Act of 1934, as amended, and the Public Utility Holding Company Act of 1935 are under File No. 1-9894. Documents incorporated by reference to filings made by IP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by WP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-337. Documents incorporated by reference to filings made by IPC under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.

                                   SIGNATURE


The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


ALLIANT ENERGY CORPORATION


By: /s/ John E. Kratchmer
    -------------------------
John E. Kratchmer
Vice President-Controller and Chief Accounting Officer

Date:  April 30, 2004

                                 EXHIBIT INDEX
                                 -------------

  Exhibits     Description
  --------     -----------
     23        Consent of Independent Public Accountants
     A.2       Annual Report to Shareowners for Alliant Energy for the year ended December 31, 2003
     F.1       Report of Independent Public Accountants
     F.2       Alliant Energy Consolidating Statement of Income for the year ended December 31, 2003
     F.3       Alliant Energy Consolidating Balance Sheet as of December 31, 2003
     F.4       Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2003
     F.5       Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2003
     F.6       Resources Consolidating Statement of Income for the year ended December 31, 2003
     F.7       Resources Consolidating Balance Sheet as of December 31, 2003
     F.8       Resources Consolidating Statement of Cash Flows for the year ended December 31, 2003
     F.9       Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.10       ISCO Consolidating Statement of Income for the year ended December 31, 2003
    F.11       ISCO Consolidating Balance Sheet as of December 31, 2003
    F.12       ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.13       ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.14       International Consolidating Statement of Income for the year ended December 31, 2003
    F.15       International Consolidating Balance Sheet as of December 31, 2003
    F.16       International Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.17       International Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.18       Investments Consolidating Statement of Income for the year ended December 31, 2003
    F.19       Investments Consolidating Balance Sheet as of December 31, 2003
    F.20       Investments Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.21       Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2003
    F.22       Transportation Consolidating Statement of Income for the year ended December 31, 2003
    F.23       Transportation Consolidating Balance Sheet as of December 31, 2003
    F.24       Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2003
    F.25       Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2003
      I        FUCO Financial Statements
